EXHIBIT 10.1

EXCLUSIVE LICENSE AGREEMENT

by and between

INNOVATION PHARMACEUTICALS INC.

and

ALFASIGMA S.p.A.

Dated as of July 18, 2019

CONFIDENTIAL

EXCLUSIVE LICENSE AGREEMENT

THIS EXCLUSIVE LICENSE AGREEMENT (this “Agreement”) is entered into as of July 18, 2019 (the “Effective Date”), by and between INNOVATION PHARMACEUTICALS INC., a Nevada corporation with a principal place of business at 100 Cummings Center, Suit 151B, Beverly, Massachusetts (hereinafter referred to as “IPI”), and ALFASIGMA S.p.A. an Italian corporation with a principal place of business at Via Ragazzi del ’99 n.5, 40133 Bologna (Italy) (hereinafter referred to as “ALFASIGMA”). IPI and ALFASIGMA are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, IPI owns or controls certain intellectual property rights with respect to the IPI’s proprietary pharmaceutical compound Brilacidin, including patents and patent applications listed in Exhibit A;

WHEREAS, ALFASIGMA has experience in, among other things, the development, manufacture and commercialization of pharmaceutical compounds and products; and

WHEREAS, ALFASIGMA desires to obtain, and IPI desires to grant to ALFASIGMA, an exclusive license to develop, manufacture and commercialize a product incorporating/containing Brilacidin for the prevention, treatment, amelioration, diagnosis or monitoring of Ulcerative Proctitis/Proctosigmoiditis (UP/UPS) using finished formulation(s) for local administration (e.g., gel, foam, enema) to the rectum and/or colon, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the premises and conditions set forth herein, the Parties agree as follows.

ARTICLE I

Definitions

All references to particular Exhibits, Articles or Sections shall mean the Exhibits to, and Articles and Sections of, this Agreement, unless otherwise specified. For the purposes of this Agreement and the Exhibits hereto, the following words and phrases shall have the following meanings:

1.1 “Affiliate” means, with respect to any Person, any other Person which controls, is controlled by or is under common control with such Person, now or in the future, for as long as such control exists. For purposes of this Section, “control” shall mean the direct or indirect ownership of more than fifty percent (50%) of the voting or economic interest of a Person, or the power, whether pursuant to contract, ownership of securities or otherwise, to direct the management and policies of a Person. For clarity, once a Person ceases to be an Affiliate of a Party, then, without any further action, such Person shall cease to have any rights, including license and sublicense rights, under this Agreement by reason of being an Affiliate of such Party.

1.2 “Agreement” shall have the meaning set forth in the Preamble.

1.3 “ALFASIGMA” shall have the meaning set forth in the Preamble.

1.4 “ALFASIGMA Indemnified Parties” shall have the meaning set forth in Section 12.1(a).

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1.5 “ALFASIGMA Material Breach” means any material breach by ALFASIGMA of any of its obligations as follows: (a) make any payment to IPI under ARTICLE VI when due and payable; (b) unauthorized activities within or outside the ALFASIGMA Territory as specified in Section 2.7; or (c) failure to use Commercially Reasonable Efforts pursuant to Section 4.2(a). ALFASIGMA shall not be liable for any failure to perform, or be considered in breach of, its obligations under this Agreement (other than obligations to make payments of money) to the extent such performance has been delayed, interfered with or prevented by an event of Force Majeure.

1.6 “ALFASIGMA Territory” means worldwide.

1.7 “Anti-Corruption Laws” means all Laws, conventions and international financial institution rules regarding corruption, bribery, ethical business conduct, money laundering, political contributions, gifts, gratuities, or lawful expenses to public officials and private persons, agency relationships, commissions, lobbying, books and records, and financial controls.

1.8 “Audited Party” shall have the meaning set forth in Section 7.6.

1.9 “Background IP” shall mean and include all IP relating to the Compound and/or the Product which is owned or Controlled by the respective Party and/or its Affiliates at the Effective Date, and which shall remain IP owned or Controlled by such Party and/or its Affiliates during the Term.

1.10 “Business Day” means any day other than Saturday, a Sunday or any day banks are authorized or required to be closed in New York City, United States, or in Bologna, Italy.

1.11 “Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31, for so long as this Agreement is in effect; provided, however, that (a) the first Calendar Quarter shall extend from the Effective Date until the end of the first full Calendar Quarter thereafter, and (b) the last Calendar Quarter shall end upon the expiration of this Agreement.

1.12 “Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31, for so long as this Agreement is in effect; provided, however, that (a) the first Calendar Year shall commence on the Effective Date and end on December 31, 2019, and (b) the last Calendar Year shall commence on January 1 of the Calendar Year in which this Agreement terminates or expires and end on the date of termination or expiration of this Agreement.

1.13 “Commencement of the First Phase III” means the date of completion, in accordance with the Law and the study protocol under the Development Plan, of a first study visit by a human subject in the first phase III clinical trial, as conducted by ALFASIGMA, its Affiliates or Sublicensees hereunder for the Development of the Product or the Compound (first patient first visit).

1.14 “Commercialization” means all activities directed to marketing, distributing, detailing or selling the Compound or the Product (as well as importing and exporting activities in connection therewith), including all activities directed to obtaining pricing approvals. Cognates of the word “Commercialization” shall have correlative meanings.

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1.15 “Commercially Reasonable Efforts” means with respect to the efforts to be expended by any Party with respect to any objective, reasonable, diligent, good faith efforts to accomplish such objective as such Party would use in its ordinary course of business to accomplish a similar objective under similar circumstances. With respect to any objective relating to the Development and Commercialization of a Product by ALFASIGMA, “Commercially Reasonable Efforts” means that level, caliber and quality of efforts and resources reasonably and normally used in the research, Development and Commercialization by companies in the pharmaceutical industry of the size of ALFASIGMA for a compound or product which is of similar market potential and at a similar stage in its Development or product life, taking into account, without limitation, with respect to the Product, issues of safety, efficacy, product profile, competitiveness in the marketplace, including efforts used by similarly positioned competitors for competing products, regulatory structure involved, timing for market entry, proprietary position, and other relevant scientific, technical, business, marketing, return on investment and other commercial factors. Without limiting the generality of the foregoing, “Commercially Reasonable Efforts” requires that ALFASIGMA (a) promptly assigns responsibility for such obligations to specific employees who are held accountable for progress and monitoring such progress on an ongoing basis, and (b) set and consistently seek to adhere to the targets, budgeting and timelines (to the extent adherence to such activities and timelines are controllable by ALFASIGMA) set forth in the then most current version of the Development Plan agreed upon by the Parties, unless ALFASIGMA has a reasonable basis to diverge from the Development Plan.

1.16 “Competing Activities” shall have the meaning set forth in Section 9.3(c).

1.17 “Compound” means IPI’s proprietary molecule known as Brilacidin in the chemical structure set forth in Exhibit B, including any back-up compounds and analogues (including, prodrugs, metabolites, complexes, degradants, impurities, mixtures and other combinations) their salts, solvates, hydrates, stereoisomers, crystalline and amorphous forms, owned or Controlled by IPI as of the Effective Date or during the Term.

1.18 “Compound Specifications” means specifications of the Compound set forth in Exhibit D.

1.19 “Confidential Information” shall have the meaning set forth in Section 10.1.

1.20 “Control” or “Controlled” means the possession of the right to grant licenses or sublicenses or to disclose proprietary or trade secret information without violating the terms of any agreement or other arrangement with a Third Party and without misappropriating or infringing the proprietary or trade secret information of a Third Party or being obligated to pay any royalties or other consideration therefor.

1.21 “Cover”, “Covered” or “Covering” means, with respect to a product, technology, process or method, that, in the absence of ownership of or a license granted under a Valid Claim, the practice or exploitation of such product, technology, process or method would infringe such Valid Claim (or, in the case of a Valid Claim that has not yet issued, would infringe such Valid Claim if it were to issue).

1.22 “Defending Party” shall have the meaning set forth in Section 8.6.

1.23 “Designee” shall have the meaning set forth in Section 11.6(d).

1.24 “Development” means, with respect to the Compound and/or the Product, all processes and activities that are reasonably required to obtain Marketing Approval of such Compound and/or the Product, including toxicology, pharmacology and other pre-clinical efforts, test method development and stability testing, statistical analysis, clinical studies and regulatory activities. Cognates of the word “Development” shall have correlative meanings.

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1.25 “Development Plan” shall have the meaning set forth in Section 3.2(b).

1.26 “Effective Date” shall have the meaning set forth in the Preamble.

1.27 “Executive Officer” means an executive of each Party who shall have a title of Vice President or more senior in the case of IPI and shall have a title of Vice President or more senior in the case of ALFASIGMA.

1.28 “FCPA” means the U.S. Foreign Corrupt Practices Act (15 U.S.C. Section 78dd-1, et seq.) as amended.

1.29 “First Commercial Sale” means the first sale of commercial quantities of the Product by ALFASIGMA or any of its Affiliates or Sublicensees in the ALFASIGMA Territory to a Third Party on arm’s length terms for use in the Indication after receipt of Marketing Approval by ALFASIGMA in the ALFASIGMA Territory. Sales for test marketing, sampling and promotional uses, clinical trial purposes or compassionate or similar use shall not be construed as a First Commercial Sale.

1.30 “Force Majeure” means any unforeseen circumstances that are not within the reasonable control of, and without fault or negligence on the part of, the Party affected thereby, potentially including an act of God, war, act of terrorism, insurrection, riot, strike or labor dispute, fire, explosion, flood, government requisition or allocation, interruption or delay in transportation, fuel supplies or electrical power, embargo, boycott, order or act of civil or military authority.

1.31 “Formulation” means the finished formulation(s) for local administration (e.g., gel, foam, enema) to the rectum and/or colon.

1.32 “Good Manufacturing Practices” or “GMP” means the current Good Manufacturing Practices as set forth in the United States of America or European Community Directive 2003/94/EC (or any successor regulation thereto) in relation to medicinal products for human use and investigational medicinal products for human use, as interpreted by ICH Harmonized Tripartite Guideline, Good Manufacturing Practice Guide for Active Pharmaceutical Ingredients, including without limitation, ICH Q7A (Guideline on Good Manufacturing Practice for Active Pharmaceutical Ingredients) and Eudralex Vol 4.

1.33 “Governmental Authority” means any court, agency, department, authority or other instrumentality of any national, state, county, city or other political subdivision.

1.34 “Good Clinical Practice” or “GCP” means the current Good Clinical Practices officially published and interpreted or required by (a) the FDA, as set forth in FDA regulations in 21 C.F.R. Parts 11, 50, 54, 56, and 312 and related FDA guidance documents, and (b) the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use (ICH), as set forth the International Conference on Harmonization ICH E6 (R2): Good Clinical Practices Consolidated Guideline (issued as EMA/CHMP/ICH/135/1995), or as otherwise required by the Law.

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1.35 “Indication” (or “UP/UPS Indication”) means the prevention, treatment, amelioration, diagnosis or monitoring of Ulcerative Proctitis/Proctosigmoiditis (UP/UPS).

1.36 “Infringement” means any infringement as determined by Law, including direct infringement, contributory infringement or any inducement to infringe. Cognates of the word “Infringe” shall have correlative meanings.

1.37 “Insolvency Event” means, in relation to either Party, any of the following: (a) that Party becomes unable to, or shall admit in writing its inability to, pay its debts as they become due; (b) that Party shall commence any case, proceeding or other action (i) under any existing Law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (ii) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any such Party shall make a general assignment for the benefit of its creditors; (c) there shall be commenced against such Party any case, proceeding or other action of a nature referred to in clause (b) above that results in the entry of an order for relief or any such adjudication or appointment; (d) there shall be commenced against such Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (e) such Party shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clauses (b), (c) or (d) above.

1.38 “IP” means any and all invention, whether or not patentable, discovery or Know-How, including patents, copyrights, trade secrets or any other proprietary information protectable by statutory provision or common law doctrine, but specifically excluding trademarks and trade names.

1.39 “IPI Indemnified Parties” shall have the meaning set forth in Section 12.1(b).

1.40 “IPI Know-How” means all Know-How owned or Controlled by IPI as of the Effective Date or during the Term that is reasonably necessary or useful for the Development, Manufacture or Commercialization of the Compound and/or the Product in the Indication in the ALFASIGMA Territory. The IPI Know-How shall include the Know-How relating to the Compound whether in and/or outside the Formulation. IPI Know-How does not include IPI Patents. IPI Know-How also does not include any Know-How owned or Controlled by any Third Party acquirer of IPI to the extent not related to the Compound and/or the Product in the Indication in the ALFASIGMA Territory.

1.41 “IPI Material Breach” means any material breach by IPI of any of its obligations as follows: (a) supply of Compound to ALFASIGMA pursuant to Article V and Exhibit D and Exhibit F, (b) transfer of the IPI Know-How pursuant to Section 2.5 and Section 2.6 (as applicable), (c) grant of exclusive Licenses by IPI pursuant to Section 2.1(a), (d) prosecution and maintenance of the IPI Patents pursuant to Section 8.2,(e) IPI or its successors or permitted assignees ceasing to be the owner of Know How and Patent Rights licensed under this Agreement, and (f) supply by IPI to ALFASIGMA of all available documents (CMC & Clinical) required for submission to Regulatory Authorities in the ALFASIGMA Territory. IPI shall not be liable for any failure to perform, or be considered in breach of, its obligations under this Agreement (other than obligations to make payments of money) to the extent such performance has been delayed, interfered with or prevented by an event of Force Majeure.

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1.42 “IPI Patents” means all Patent Rights (other than the Joint Patents) owned and/or Controlled by IPI as of the Effective Date or during the Term with respect to Compound and/or Product and that Cover (a) the compositions of matter of the Compound and/or Product, or (b) methods of use, administration or formulation of the Compound and/or the Product in and/or outside the Indication. A list of the “IPI Patents” as of the Effective Date is set forth in Exhibit A hereto. IPI Patents does not include any Patents owned or Controlled by a Third Party acquirer of IPI to the extent not related to the Compound and/or the Product in the Indication in the ALFASIGMA Territory.

1.43 “IPI Territory” means worldwide as it relates to products other than those licensed under this Agreement.

1.44 “JDC” shall have the meaning set forth in Section 3.1.

1.45 “Joint IP” means all IP created or developed jointly by or on behalf of IPI or its Affiliates or Sublicensees and ALFASIGMA or its Affiliates or Sublicensees arising as a result of the activities undertaken by the Parties under this Agreement, but only to the extent not claimed in or Covered by any published or otherwise publicly available Joint Patent. Joint IP shall not include any IP solely owned or Controlled by IPI or ALFASIGMA.

1.46 “Joint Patents” means any Patent Right that claims or Covers any invention, development or discovery and which Patent Right names at least one inventor from both (i) IPI or its Affiliates or any Person acting on IPI’s behalf, and (ii) ALFASIGMA or its Affiliates, Sublicensees or any Person acting on ALFASIGMA’s behalf.

1.47 “Know-How” means techniques, technology, trade secrets, inventions (whether patentable or not), methods, know-how, data and results (including pharmacological, toxicological and pre-clinical, clinical, manufacturing data and results), analytical and quality control data and results, regulatory documents, and other information, compositions of matter, cells, cell lines, assays, animal models and other physical, biological, or chemical material. For clarity, “Know-How” shall include Chemistry, Manufacturing and Control (“CMC”) data.

1.48 “Law” means, individually and collectively, any and all laws, ordinances, rules, directives, administrative circulars and regulations of any kind whatsoever of any Governmental Authority within the applicable jurisdiction, currently in effect or enacted or promulgated during the Term, as amended from time to time, applicable to Development, Manufacturing, Commercialization and/or the rights and obligations of either Party hereunder, including GCP and GMPs.

1.49 “License” shall have the meaning set forth in Section 2.1(a), subject to Section 2.6(b)(i).

1.50 “Losses” shall have the meaning set forth in Section 12.1.

1.51 “Manufacture” shall mean all activities related to the manufacturing of a pharmaceutical product, or any ingredient thereof, including but not limited to test method development and stability testing, characterization, formulation, process development, manufacturing for use in non-clinical or clinical studies, manufacturing scale-up, quality assurance/quality control development, quality control testing (including in-process release and stability testing), packaging, release of product or any component or ingredient thereof, quality assurance activities related to manufacturing and release of product, and regulatory activities related to any of the foregoing. Cognates of the word “Manufacture” shall have correlative meanings.

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1.52 “Manufacturing Cost” means a supplier’s fully-burdened internal and Third Party costs invoiced to the supplier, in each case to extent directly and actually incurred in Manufacturing the Compound, determined in accordance with such supplier’s standard cost accounting policies that are in accordance with GAAP and expressed on a per unit Manufactured basis. Costs included will be consistent with the activities outlined in the definition of “Manufacture”. For clarity, the Manufacturing Cost will be calculated without applying any mark-up.

1.53 “Marketing Approval” means, with respect to the Compound and/or the Product in a particular country or jurisdiction, all approvals (including where applicable, pricing and reimbursement approvals), registrations, licenses or authorizations from any Regulatory Authority that are necessary for the Development, Manufacture and Commercialization in such country or jurisdiction.

1.54 “Manufacturing Option” shall have the meaning set forth in Section 2.6.

1.55 “Milestone Event” shall have the meaning set forth in Section 6.1(b).

1.56 “Milestone Payments” shall have the meaning set forth in Section 6.1(b).

1.57 “Net Sales” means, with respect to any Product, the amount invoiced by ALFASIGMA, its Affiliates or Sublicensees for the sale of such Product to a Third Party in the ALFASIGMA Territory less the following deductions, to the extent attributable to the Product and to the extent actually incurred, accrued or allocated, in each case in accordance with GAAP (or corresponding standards in the ALFASIGMA Territory), consistently applied:

(a) trade and quantity discounts other than early payment cash discounts;

(b) returns, rebates, chargebacks and other allowances;

(c) retroactive price reductions that are allowed or granted;

(d) deductions to gross invoice price of Product imposed by Regulatory Authorities or other Governmental Authorities; and

(e) transportation and insurance costs of such units of Product and custom duties paid with respect to such units of Product,

(collectively, the “Net Sales Deductions”). In no event shall any particular Net Sales Deduction be deducted more than once in calculating Net Sales (i.e., no “double counting” of deductions).

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1.58 “Net Sales Deductions” shall have the meaning set forth in Section 1.58.

1.59 “New IP” shall mean that if ALFASIGMA solely generates IP regarding the Compound and/or the Product during the Term, the IP shall belong exclusively to ALFASIGMA, pursuant to the terms and conditions of this Agreement. Likewise, if IPI solely generates IP regarding the Compound and/or the Product during the Term, the IP shall belong exclusively to IPI, pursuant to the terms and conditions of this Agreement.

1.60 “Oral Drug Product(s)” shall mean finished formulation(s) for oral administration containing the Compound (alone or in combinations with other active pharmaceutical ingredients).

1.61 “Other GI Indications” shall have the meaning set forth in Section 2.4(d).

1.62 “Packaging and Labeling” shall have the meaning set forth in Section 5.5.

1.63 “Party” or “Parties” shall have the meaning set forth in the Preamble.

1.64 “Patent Rights” means any provisional and non-provisional patents and patent applications, together with all additions, divisions, continuations, continuations-in-part, substitutions, reissues, re-examinations, extensions, registrations, patent term extensions, supplemental protection certificates, design patents, certificates of invention and other similar rights, so-called pipeline protection, any importation, revalidation, confirmation or introduction patent, renewals and foreign counterparts thereof.

1.65 “Person” means any corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, any other entity or body, or an individual.

1.66 “Product” means any pharmaceutical product using the Formulation containing the Compound (alone or in combinations with other active pharmaceutical ingredients) in the Indication.

1.67 “Promotional Materials” means all written, printed, video or graphic advertising, promotional, educational and communication materials (other than the Product labels and package inserts) for marketing, advertising and promoting of the Product.

1.68 “Regulatory Authority” means any Governmental Authority or other authority responsible for granting Marketing Approvals for the Product.

1.69 “Regulatory Exclusivity” means, with respect to any country, any exclusive Commercialization rights or data exclusivity rights conferred by any Regulatory Authority with respect to the Product, other than a Patent Right, during which ALFASIGMA or its Affiliates or Sublicensees have the exclusive right to market, price, and sell the Product in such country through a regulatory exclusivity right.

1.70 “Regulatory Materials” means materials developed or compiled in preparation for Regulatory Authority meetings, regulatory applications, submissions, dossiers, notifications, registrations, Marketing Approvals and/or other filings made to or with, or other approvals granted by, a Regulatory Authority with respect to the Compound or Product in a particular jurisdiction.

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1.71 “Royalties” shall have the meaning set forth in Section 6.1(c).

1.72 “Royalty Term” means the period commencing upon the First Commercial Sale and ending upon the last to occur of: (a) the expiration of the last to expire IPI Patent that contains a Valid Claim Covering the Compound or the Product in the ALFASIGMA Territory; (b) the expiration of Regulatory Exclusivity for the sale of Product in the ALFASIGMA Territory; and (c) the tenth (10th) anniversary of the First Commercial Sale.

1.73 “Sublicensees(s)” means any Person (other than an Affiliate) to which ALFASIGMA has granted a permitted sublicense in accordance with the terms of this Agreement.

1.74 “Term” shall have the meaning set forth in Section 11.1.

1.75 “Third Party” means a Person other than (a) IPI or any of its Affiliates and (b) ALFASIGMA or any of its Affiliates.

1.76 “Third Party Manufacturer” shall have the meaning set forth in Exhibit D.

1.77 “UC/CD Indications” shall have the meaning set forth in Section 2.3(d).

1.78 “Valid Claim” means a claim of (a) an issued and unexpired Patent Right, which claim has not been held invalid or unenforceable by a court or other government agency of competent jurisdiction from which no appeal can be or has been taken and has not been held or admitted to be invalid or unenforceable through re-examination or disclaimer, opposition procedure, nullity suit or otherwise, or (b) a pending Patent Right application; provided, however, that if a claim of a pending patent application shall not have issued within seven (7) years after the earliest filing date from which such claim takes priority, such claim shall no longer constitute a Valid Claim for purposes of this Agreement unless and until a patent issues with such claim.

1.79 “VAT” shall have the meaning set forth in Section 7.8.

ARTICLE II

License Grant

2.1 Licenses. (a) Subject to the terms and conditions of this Agreement, IPI hereby grants to ALFASIGMA (i) an exclusive royalty-bearing license, with the right to grant sublicenses pursuant to Section 2.2, under IPI’s right, title and interest in and to the IPI Patents, the IPI Know-How, the Joint IP, the Joint Patents and the New IP owned or Controlled by IPI specifically for and limited to Develop the Product in the ALFASIGMA Territory for the Indication, and (ii) an exclusive, royalty-bearing license, with the right to grant sublicenses pursuant to Section 2.2, under IPI’s right, title and interest in and to the IPI Patents, the IPI Know-How, the Joint IP, the Joint Patents and the New IP owned or Controlled by IPI to Manufacture, have Manufactured and Commercialize the Product in the ALFASIGMA Territory for the Indication (collectively, the “License”). The License shall be exclusive even with respect to IPI and its Affiliates, except as set forth in Section 2.1(b).

(b) Anything to the contrary in Section 2.1(a) notwithstanding, IPI shall have the right, directly or through Third Parties, to develop and Manufacture the Compound or one or more products incorporating the Compound (other than the Product) in the IPI Territory in support of IPI obtaining marketing approval for products (other than the Product), and commercializing products (other than the Product) in the IPI Territory, and nothing in this Section 2.1(b) shall be read to the contrary; provided, that IPI shall not, directly or through any of its Affiliates or Third Parties, Manufacture and/or commercialize any Oral Drug Product specifically for the Indication. Without limiting the foregoing, IPI shall have the right, directly or through Third Parties, to develop and Manufacture products (other than the Product) incorporating the Compound in the ALFASIGMA Territory in support of IPI obtaining marketing approval for, and commercializing such products in the ALFASIGMA Territory.

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2.2 Sublicenses. ALFASIGMA shall have the right to grant sublicenses (or further rights of reference) through multiple tiers under the License to its Affiliates and/or Sublicensees without IPI’s consent; provided, however, that (a) each sublicense shall be subject to and consistent with the terms hereof; (b) ALFASIGMA shall enforce the performance by each Sublicensee of such Sublicensee’s obligations under such sublicense; (c) notwithstanding any such sublicense, ALFASIGMA shall remain solely liable for the performance of its obligations hereunder by itself and through its Affiliates and Sublicensees; and (d) ALFASIGMA shall prior to the execution of each such sublicense notify IPI in writing of the identity of such proposed sublicensee.

2.3 Right of First Refusal for Oral Drug Product(s) in Ulcerative Colitis/ Crohn’s Disease (UC/CD) Indications. (a) If at any time during the Term, IPI (or any of its Affiliates) receives or solicits a bona fide offer from a Third Party which wishes to obtain rights to Develop, Manufacture and/or Commercialize an Oral Drug Product(s) in the UC/CD Indications in any country of the ALFASIGMA Territory, then prior to effecting any such transaction IPI shall notify in writing to ALFASIGMA the terms and conditions offered by that Third Party to IPI.

(b) If, within 30 days after IPI notifying to ALFASIGMA pursuant to Section 2.3(a), ALFASIGMA notifies IPI of its interest to such Development, Manufacturing and/or Commercialization rights, then the Parties shall negotiate in good faith a final binding agreement based on the terms and conditions offered by that Third Party, to add the Oral Drug Product(s) in the UC/CD Indications to this Agreement. If, despite negotiations in good faith, the Parties do not reach any such agreement within 60 days after receipt by IPI of the ALFASIGMA’s notice above, then IPI shall be free to grant such Development, Manufacturing and/or Commercialization rights to any Third Party at terms and conditions which are not substantially more favorable for such Third Party than those notified to ALFASIGMA, provided, however, that (i) in the event that terms and conditions are substantially more favorable for such Third Party than those notified to ALFASIGMA, IPI shall promptly notify thereof to ALFASIGMA and then the Parties shall have a new period of 30 days to negotiate in good faith a final binding agreement based on such more favorable terms and conditions, and (ii) subject to paragraph (i) above, no further negotiation options will be provided to ALFASIGMA thereafter.

(c) If, ALFASIGMA notifies to IPI of its lack of interest to (or within 30 days after receipt by ALFASIGMA of IPI’s written proposal under Section 2.3(a), ALFASIGMA does not notify IPI of its interest to such Development, Manufacture and/or Commercialization rights, then IPI shall be free to grant such rights to any Third Party at terms and conditions which are not substantially more favorable for such Third Party than those notified to ALFASIGMA, provided, however, that (i) in the event that terms and conditions are substantially more favorable for such Third Party than those notified to ALFASIGMA, IPI shall promptly notify thereof to ALFASIGMA and then the Parties shall have a new period of 30 days to negotiate in good faith a final binding agreement based on such more favorable terms and conditions, and (ii) subject to paragraph (i) above, no further negotiation options will be provided to ALFASIGMA thereafter.

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(d) For the purpose hereof, the term “UC/CD Indications” means the usage of Oral Drug Product(s) for the prevention, treatment, amelioration, diagnosis or monitoring of Ulcerative Colitis (UC) and Crohn’s Disease (CD).

2.4 Right of First Negotiation for drug product(s) in Other GI Indications. (a) If at any time during the Term, (i) ALFASIGMA wishes to obtain the rights to Develop, Manufacture and/or Commercialize a drug product(s) containing the Compound (alone or in combinations with other active pharmaceutical ingredients) in Other GI Indications in any country of the ALFASIGMA Territory where IPI has not granted rights to Third Party at that time, ALFASIGMA will propose in writing to IPI the terms and conditions to obtain such rights and then the Parties shall negotiate in good faith a final binding agreement to add such drug product(s) in Other GI Indications to this Agreement; and/or (ii) IPI wishes (directly or indirectly through any of its Affiliates or Third Parties) to Develop, Manufacture and/or Commercialize such drug product(s) in Other GI Indications, IPI will propose in writing to ALFASIGMA the terms and conditions to grant to ALFASIGMA such rights to such drug product(s) in Other GI Indications. If, within 30 days thereafter, ALFASIGMA notifies IPI of its interest to such Development, Manufacturing and/or Commercialization rights, then the Parties shall negotiate in good faith a final binding agreement on commercially reasonable terms to add such other drug product(s) containing the Compound in Other GI Indications to this Agreement.

(b) If, despite negotiations in good faith, the Parties do not reach any such agreement within 60 days after receipt by IPI of ALFASIGMA’s written proposal under Section 2.4(a)(i), or by ALFASIGMA of the IPI’s written proposal under Section 2.4(a)(ii), as the case may be, then IPI shall be free to grant such Development, Manufacturing and/or Commercialization rights to any Third Party at terms and conditions which are not substantially more favorable for such Third Party than those notified to ALFASIGMA, provided, however, that (i) in the event that terms and conditions are substantially more favorable for such Third Party than those notified to ALFASIGMA, IPI shall promptly notify thereof to ALFASIGMA and then the Parties shall have a new period of 30 days to negotiate in good faith a final binding agreement based on such more favorable terms and conditions, (ii) subject to paragraph (i) above, no further negotiation options will be provided to ALFASIGMA thereafter.

(c) In the case under Section (a)(ii) above, if, ALFASIGMA notifies to IPI of its lack of interest to (or within 30 days after receipt by ALFASIGMA of IPI’s written proposal, ALFASIGMA does not notify IPI of its interest to) such Development, Manufacturing and/or Commercialization rights, then IPI shall be free to grant such rights to any Third Party at terms and conditions which are not substantially more favorable for such Third Party than those notified to ALFASIGMA, (i) in the event that terms and conditions are substantially more favorable for such Third Party than those notified to ALFASIGMA, IPI shall promptly communicate thereof to ALFASIGMA and then the Parties shall have a new period of 30 days to negotiate in good faith a final binding agreement based on such more favorable terms and conditions, and (ii) subject to paragraph (i) above, no further review options will be provided to ALFASIGMA thereafter.

(d) For the purpose hereof, the term “Other GI Indications” means the usage of any drug products containing the Compound (other than, for clarity, the Product), whether in the Formulation and/or other formulation, for the prevention, treatment, amelioration, diagnosis or monitoring of gastrointestinal diseases and conditions (including any Oral Drug Products in the Indications), in each case other than the UC/CD Indications.

2.5 Technology/Know-How Transfer. (a) The Parties agree that within (i) thirty (30) days after the Effective Date, IPI shall provide to ALFASIGMA, a single copy of all tangible embodiments (including in the electronic form) of the IPI Know-How (including the Background IP) and the other materials as set forth in Exhibit H, and (ii) one hundred eighty (180) days after the Effective Date, IPI shall provide to ALFASIGMA a single copy of any other tangible embodiments (including in the electronic form) of the IPI Know-How (including the Background IP) as reasonably necessary or useful for the practice and/or use of the License, in each case, on an exclusive basis for use in the Indication in the ALFASIGMA Territory, without any fee or consideration to IPI.

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(b) IPI shall give reasonable assistance to ALFASIGMA, without any fee or consideration to IPI, in connection with the technology transfer as reasonably necessary or useful to Manufacture the Compound (subject to Section 2.6) and/or the Product.

(c) During the Term, (i) without any fee or consideration to IPI, IPI shall continue to provide to ALFASIGMA all relevant IPI Know-How as it becomes reasonably available to IPI and/or its Affiliates during the Term, concerning the Compound and/or the Product as reasonably necessary or useful for the practice and/or use of the License, and (ii) ALFASIGMA shall share with IPI all ALFASIGMA Know-How concerning the Compound generated under the Development Plan, provided, however, that (w) any such sharing of ALFASIGMA Know-How shall not result in any transfer of ownership of or right to IPI, (x) ALFASIGMA shall be and remain the owner of all such Know-How in the ALFASIGMA Territory, (y) such data shall be subject to confidentiality obligation as customary for Know-How of this type, and (z) subject to Section 2.5(d), IPI shall be entitled to use such Know-How as may be appropriate to support IPI regulatory approvals of the Compound for any indications other than the Indication and/or to support the Compound knowledge base.

(d) Any proposed use by IPI (directly or through any of its Affiliates or Third Parties) for Commercial exploitation of the new owned Know-How of ALFASIGMA relating to the Compound (under Section 2.5(c)(ii)), will be subject to approval by ALFASIGMA, and subject to negotiation in good faith of appropriate compensation to ALFASIGMA.

(e) For the avoidance of doubt, nothing in this Agreement will be construed to require IPI to modify, enhance, improve, develop additional indications other than the Indications, or otherwise make any Developments in respect of the Compound, any drug product containing the Compound (alone or in combinations with other active pharmaceutical ingredients), the Product, the IPI Patents, or any IPI Know-How for or on behalf of ALFASIGMA, unless otherwise expressly agreed in writing by IPI.

2.6 Manufacturing Option. (a) ALFASIGMA will have the option exercisable at any time during the Term, without any fee or consideration to IPI, to Manufacture (or have Manufactured) the Compound for Development and/or Commercialization of the Product in the ALFASIGMA Territory with a right to sub-license in multiple tiers (the “Manufacturing Option”) (i) without IPI’s approval, in the event that IPI is unable to provide the Compound to ALFASIGMA pursuant to Article V, Exhibit D and Exhibit F and (ii) upon IPI’s approval (such approval to not be unreasonably withheld), in the event that ALFASIGMA is able to Manufacture and/or have Manufactured the Compound of similar quality at cost more favorable than that then currently applied or offered (as the case may be) by IPI to ALFASIGMA, provided, however, that, (x) ALFASIGMA offers to IPI the same Manufacturing terms, and (y) the approval by IPI under paragraph (ii) above shall not be denied in case IPI is not able to match any such Manufacturing terms.

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(b) Subject to the exercise of the Manufacturing Option under Section 2.6(a), (i) IPI shall grant to ALFASIGMA a non-exclusive, royalty-bearing license, with the right to grant sublicenses pursuant to Section 2.2, under IPI’s right, title and interest in and to the IPI Patents, the IPI Know-How, the Joint IP, the Joint Patents and the New IP owned or Controlled by IPI to Manufacture or have Manufacture the Compound in the ALFASIGMA Territory (as part of the License), (ii) IPI shall provide to ALFASIGMA, without any fee or consideration to IPI, all technological Know-How owned and/or Controlled by IPI and/or its Affiliates during the Term, as reasonably necessary or useful to support ALFASIGMA in the Development and Manufacturing of the Compound, as applicable, including any technology transfer for such purpose, and (iii) ALFASIGMA shall share with IPI all its Know-How concerning the formulation of the Compound generated by ALFASIGMA as a result of the exercise of the Manufacturing Option, provided, however, that (w) any such sharing of the ALFASIGMA Know-How shall not result in any transfer of the ownership of or right to IPI, (x) ALFASIGMA shall be and remain the owner of any and all such Know-How in the ALFASIGMA Territory, (y) such Know-How shall be subject to confidentiality obligation as customary for data of this type, and (z) subject to Section 2.6(c), IPI shall be entitled to use such Know-How as may be appropriate to support IPI regulatory approvals of the Compound for any indications other than the Indications and/or to support the Compound knowledge base.

(c) Any proposed use by IPI (directly or through any of its Affiliates or Third Parties) for Commercial exploitation of the new owned Know-How of ALFASIGMA relating to the formulation of the Compound (under Section 2.6(b)(iii)), will be subject to approval by ALFASIGMA, and subject to negotiation in good faith of appropriate compensation to ALFASIGMA.

2.7 Prohibited Activities within the ALFASIGMA Territory. To the extent permitted under the Law in the ALFASIGMA Territory, ALFASIGMA agrees that (i) neither it, nor any of its Affiliates, will Commercialized the Compound or Product to any Third Party for use in formulations other than the Formulation and/or outside the Indication, as applicable, and (ii) ALFASIGMA shall notify IPI if ALFASIGMA becomes aware that any Third Party to whom it has sold or provided the Compound and/or Product, or to whom it has granted any rights with respect to the Compound and/or Product, directly or indirectly, is engaging in the direct or indirect Commercialization of the Compound and/or Product for use in formulations other than the Formulation and/or outside the Indication, as applicable, and use Commercially Reasonable Efforts to cause such Third Party to cease such activities.

2.8 No Other Rights. Except as expressly set forth in this Agreement, neither Party grants to the other Party any license, express or implied under its intellectual property rights. ALFASIGMA agrees that it shall not use any of the IPI Patents or IPI Know-How, except for the use or practice of the License and the other purposes which are not expressly prohibited under this Agreement.

2.9 Third Party License. In the event during the Term, ALFASIGMA and/or IPI desires to obtain from any Third Party a license to any of such Third Party’s IP to Develop, Manufacture and Commercialize the Compound and/or the Product in the Indication in the ALFASIGMA Territory, then the Parties shall cooperate in order to enter into negotiations with such a Third Party with respect to the terms of such licenses.

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ARTICLE III

Governance

3.1 Joint Development Committee. Promptly following the Effective Date, ALFASIGMA and IPI will establish a Joint Development Committee (“JDC”), consisting of six (6) people, with three (3) representatives appointed by IPI and three (3) representatives appointed by ALFASIGMA. The JDC will be chaired by one of ALFASIGMA’s representatives. The role of the JDC shall be to determine and approve appropriate material actions with respect to the Development of the Product in accordance with the terms and conditions of this Agreement. It will also serve as a forum for the sharing of information and facilitating communications between the Parties regarding Development, Manufacture and/or Commercialization activities with respect to the Compound and/or Product and the Oral Drug Products in/or outside the Indication.

3.2 JDC Responsibilities. The JDC shall be responsible for:

(a) coordinating the activities of the Parties under this Agreement and providing a forum to facilitate communications between the Parties regarding (i) Development, Manufacture and/or Commercialization activities with respect to the Compound and/or Product, and (ii) the Oral Drug Products in/or outside the Indication;

(b) reviewing, discussing and approving the Development plan for the Product in the ALFASIGMA Territory (including the budget constituting part thereof), which shall be prepared by ALFASIGMA within ninety (90) days after receipt by ALFASIGMA of the documents and other materials pursuant to Section 2.5(a)(i), which shall be appended to this Agreement in Exhibit C (the “Development Plan”);

(c) reviewing, discussing and approving, from time to time, amendments to the Development Plan as necessary or required to obtain Marketing Approval;

(d) reviewing, discussing and approving activities as necessary or required to progress the Development of the Product by ALFASIGMA;

(e) facilitating the exchange of information between the Parties relating to the clinical trials, studies and data arising out of the progress of the Development of the Product;

(f) reviewing and approving activities related to the Manufacture of Compound and/or the Product;

(g) discussing the status, and facilitating the exchange of information between the Parties, of the IP, the Joint IP and/or the Joint Patents related to the Compound and/or the Product, as required in connection with this Agreement; and

(h) establishing subcommittees or task forces to investigate and make recommendations with respect to particular matters affecting the Development and/or Commercialization of the Compound and/or Product, as the JDC deems necessary or advisable.

3.3 Meetings and Minutes. (a) The JDC shall meet at least quarterly for the first two (2) Calendar Years, and thereafter twice per Calendar Year, or more often as needed and as agreed by the Parties, with each Party bearing its own costs and expenses for organization and participation. Meetings may be in-person, or by telephone conference call, or internet meeting, as determined by the JDC members for the applicable meeting. Employees or consultants of a Party who are not representatives of the Parties on the JDC may attend JDC meetings; provided, however, that such attendees are bound by obligations of confidentiality, non-use, and non-disclosure consistent with Article X.

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(b) ALFASIGMA will be responsible for preparing reasonably detailed written minutes of all JDC meetings that reflect material decisions made and action items identified at such meetings. Such minutes shall be distributed in draft form no later than fifteen (15) Business Days following each meeting and shall be deemed accepted and effective unless the other Party has objected to the same within ten (10) Business Days of its receipt of such minutes and, if the Parties do not agree on any issue with respect to the minutes, such issue shall be recorded in the finalized minutes for such meeting.

3.4 Decision-Making. (a) The JDC shall attempt to make decisions by consensus of the representatives present, with each Party having a single vote irrespective of the number of representatives of such Party in attendance or by a written resolution signed by at least one (1) representative appointed by each Party.

(b) If the JDC cannot, or does not, reach consensus on an issue which has been discussed during a meeting of the JDC within ten (10) Business Days after the matter has first been discussed by the JDC, or any shorter term which is required by specific circumstances, then such issue shall be referred to the respective Executive Officers of the Parties. Such Executive Officers shall meet for attempted resolution by good faith negotiations within thirty (30) days after such issue is referred to them. If the Executive Officers are not able to resolve such disputed issue within this thirty (30)-day period, and the disputed matter relates solely to the Product for the Indication in the Territory or, subject to Section 3.4(c), the Compound in connection with any Adverse Regulatory Determination as defined below, then ALFASIGMA shall have the final decision making authority as to such disputed matter; provided, that ALFASIGMA’s final decision making authority shall not (i) alter, amend or modify this Agreement, (ii) impose an additional obligation on IPI, (iii) be used to determine whether ALFASIGMA has used Commercially Reasonable Efforts to undertake its obligations under this Agreement, or (iv) materially adversely affect the right of IPI under Section 2.1(b). Any activity that requires JDC approval shall not be undertaken unless and until the matter has been resolved pursuant to this Section 3.4(b).

(c) Without prejudice to the generality of Section 3.4(b), if a Regulatory Authority imposes or threatens to impose an obligation or requirement on ALFASIGMA relating to the Compound and such obligation or requirement is reasonably likely to adversely affect the ability of ALFASIGMA to obtain Marketing Approval for the Product (an “Adverse Regulatory Determination”), then ALFASIGMA shall promptly notify IPI of the Adverse Regulatory Determination. The Parties shall, within ten (10) Business Days of IPI’s receipt of notice of an Adverse Regulatory Determination, meet in-person, or telephonically to determine, in good faith, a response to the applicable Regulatory Authority that addresses the Adverse Regulatory Determination. In connection with the Parties activities pursuant to the preceding sentence, (i) the Parties shall use Commercially Reasonable Efforts to eliminate, mitigate or otherwise minimize the effect of the Adverse Regulatory Determination on ALFASIGMA, and/or (ii) at ALFASIGMA’s request, IPI shall, in coordination with ALFASIGMA, attend any Regulatory Authority meeting, interact with the Regulatory Authority and provide documentary information to the Regulatory Authority; provided, that ALFASIGMA shall bear the documented reasonable costs of IPI in connection with its activities under this Section 3.4(c).

ARTICLE IV

Development & Commercialization

4.1 ALFASIGMA Responsibilities. Subject to the terms and conditions of this Agreement, during the Term ALFASIGMA shall be solely responsible for all costs and expenses associated with Developing, Manufacturing, and Commercializing the Product in the ALFASIGMA Territory. All Development activities undertaken by or on behalf of ALFASIGMA with respect to the Product shall be in accordance with the Development Plan. All Development and Commercialization activities undertaken by or on behalf of ALFASIGMA under this Agreement shall be in compliance with all Laws in the ALFASIGMA Territory. Without limiting the foregoing, ALFASIGMA shall not utilize deceptive, misleading or unethical business practices in connection with the Commercialization of the Product hereunder.

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4.2 Diligence. (a) ALFASIGMA shall (directly and/or through one or more of its Affiliates and/or Sublicensees) use Commercially Reasonable Efforts to Develop, Manufacture and Commercialize the Product in the ALFASIGMA Territory. Without limiting the generality of the foregoing, ALFASIGMA shall use Commercially Reasonable Efforts to cause the First Commercial Sale of a Product in any country of the ALFASIGMA Territory promptly after, and in any case not later than, twelve (12) months after the date of obtainment of any Marketing Approval in such country.

(b) If IPI, acting reasonably and in good faith believes that ALFASIGMA has breached its obligations to use Commercially Reasonable Efforts pursuant to Section 4.2(a), then IPI may provide to ALFASIGMA a written notice documenting in reasonable detail the reasons for the assertion of such breach. Upon receipt of such notice, ALFASIGMA shall have a period of twenty (20) Business Days to notify IPI in writing if it has a reasonable good faith objection to any such assertion of IPI specifying in reasonable detail the nature of the objections and the disputed items (the “Disputed Items”). If ALFASIGMA notifies IPI any Disputed Items, then the Parties shall attempt to resolve in good faith their differences and reach agreement within 10 (ten) Business Days after such notice, failing which all matters as to which agreement is not so reached may, thereafter, be submitted to arbitration pursuant to Section 13.3. For clarity, IPI shall have the right to seek termination of this Agreement under Section 11.2 through the arbitration proceeding commenced pursuant to this Section 4.2(b).

4.3 Development progress information. During the Term, ALFASIGMA shall maintain normal, complete and accurate records of all work conducted by or on behalf of ALFASIGMA in connection with the Development and Commercialization of the Product and all material results, data and developments made in conducting such activities. Such records shall be maintained according to standard practice in a format mutually agreed in good faith by the Parties.

4.4 Data Sharing and Right of Reference. (a) In addition to the adverse event and safety reporting to be undertaken under the safety data exchange agreement described in Section 4.6, each of the Parties shall provide to, or share with, the other Party the information as set forth and in accordance with Section 2.5, Section 2.6(b) and Section 2.6(c).

(b) As part of the License granted by IPI, ALFASIGMA shall have the right (with the right to grant further rights of reference through multiple tiers) to access, use and reference any Regulatory Materials of IPI (including any investigational new drug application, clinical study application, clinical trial exemption, or similar application or submission for approval to conduct human clinical investigations filed with or submitted to a Regulatory Authority in conformity with the requirements of such Regulatory Authority) to Develop, Manufacture and Commercialize the Compound (subject to Section 2.6) and/or the Product in the ALFASIGMA Territory.

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(c) ALFASIGMA shall share with IPI all material data generated by ALFASIGMA as a result of the Development hereunder, provided, however, that (i) any such sharing of data shall not result in any transfer of the ownership of or right to IPI, (ii) ALFASIGMA shall be and remain the owner of all such data on a worldwide basis, (iii) such data shall be subject to confidentiality obligation as customary for data of this type, and (iv) subject to Section 4.4(d), IPI shall be entitled to use such data as may be appropriate to support IPI regulatory approvals of the Compound for any indications other than the Indication and/or to support the Compound knowledge base.

(d) Any proposed use by IPI (directly or through any of its Affiliates or Third Parties) for Commercial exploitation of new owned data (excluding any information required by Law or as reasonably necessary to assure or support patient safety) belonging to ALFASIGMA pursuant to Section 4.4(c)(ii), will be subject to approval by ALFASIGMA, and subject to negotiation in good faith of appropriate compensation to ALFASIGMA.

4.5 Regulatory Activities. ALFASIGMA shall apply for and maintain, at ALFASIGMA’s sole cost and expense and in the name of ALFASIGMA, its Affiliates or Sublicensees, all Marketing Approvals of the Product in the ALFASIGMA Territory. ALFASIGMA shall be responsible for the preparation of all Regulatory Materials and all communications and interactions with Regulatory Authorities with respect to the Product in the ALFASIGMA Territory, both prior to and subsequent to receipt of Marketing Approval, and shall be responsible for submitting such Regulatory Materials and communications to such Regulatory Authorities, subject to review by the JDC prior to submission. Without prejudice to Section 2.5(d), Section 2.6(c) and Section 4.4(d), ALFASIGMA shall promptly provide IPI with an electronic copy (in English) of all material correspondence from Regulatory Authorities received by or on behalf of ALFASIGMA with respect to the Development of the Product in the ALFASIGMA Territory. ALFASIGMA shall consult in good faith with IPI through the JDC with respect to matters addressed in this Section 4.5.

4.6 Safety Data Exchange Agreement. Within sixty (60) days after the Effective Date, but in any event prior to commencement of any clinical trials by ALFASIGMA for the Development of the Product, the Parties, through the JDC, will in good faith negotiate and finalize terms setting forth the obligations, procedures and timelines for exchanging information pertaining to safety reporting obligations (such as adverse and serious adverse events) observed in connection with the Development of the Compound and Product, which terms shall be appended to this Agreement in Exhibit E and constitute a part of this Agreement.

4.7 Government Filings. ALFASIGMA shall be solely responsible for applying and maintaining all Regulatory Approvals in the ALFASIGMA Territory, at its sole cost and expense, to the extent required to comply with its obligations hereunder.

4.8 Promotional Material. (a) ALFASIGMA will create, develop and produce, directly or through its Affiliates, Sublicensees or other nominees, Promotional Materials for the Product in accordance with the Marketing Approvals and the Law in the ALFASIGMA Territory.

(b) Notwithstanding anything to the contrary herein, ALFASIGMA shall not use any IPI trademarks, names, logos or other marks in connection with any Promotional Materials or the Product without IPI’s prior written consent, which consent shall not be withheld or delayed in the event that the Law requires the use of any such IPI marks.

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(c) ALFASIGMA shall own all right, title and interest in and to any Promotional Materials created by or on behalf of ALFASIGMA hereunder relating to the Product including copyrights.

(d) ALFASIGMA shall not own any right, title and interest in any trademarks, names, logos and other marks or intellectual property Controlled by IPI or its Affiliates.

4.9 Product Trademark. (a) ALFASIGMA shall Commercialize the Product under the trademark and the trade dress selected by ALFASIGMA (the “Product Trademark” and the “Product Trade Dress,” respectively), provided that the Product Trademark and Product Trade Dress shall not incorporate, or be confusingly similar to, any trademark or trade dress used by IPI with respect to any product.

(b) All uses of the Product Trademark and Product Trade Dress by ALFASIGMA, its Affiliates and Sublicensees to identify and/or in connection with the Commercialization of the Product shall be in accordance with the Marketing Approvals and all Laws in the ALFASIGMA Territory. ALFASIGMA shall own and retain all rights to the Product Trademark and Product Trade Dress.

(c) During the Term, ALFASIGMA will bear all costs and expenses relating to the maintenance and enforcement of the Product Trademarks as it deems appropriate in connection with the Commercialization of the Product.

(d) IPI shall not incorporate or use with respect to the Product any trademark or trade dress similar or confusingly similar to the Product Trademark and the Product Trade Dress.

4.10 Medical Inquiries. Following the Effective Date, and without limiting Section 4.5, ALFASIGMA shall be responsible for handling all medical questions or inquiries in the ALFASIGMA Territory, including all Product complaints, with regard to the Product sold by or on behalf of ALFASIGMA (or of any of its Affiliates and Sublicensees), in each case in accordance with the Law and this Agreement. IPI shall ensure complete support to ALFASIGMA wherever required during such medical inquiries.

4.11 Recall, Withdrawal, or Market Notification of Product. In the event that (i) any Governmental Authority threatens or initiates any action to recall or withdraw the Product from the market in the ALFASIGMA Territory, or to cause a market notification (e.g., by requiring the issuance of a “Dear Doctor” letter) in the ALFASIGMA Territory, or (ii) ALFASIGMA makes the determination to initiate any action to recall or withdraw the Product from the market in the ALFASIGMA Territory, or to cause a market notification in the ALFASIGMA Territory, then to the extent legally permitted, ALFASIGMA shall notify and consult with IPI promptly and without delay after receipt of such communication and prior to making any determination to initiate any such action, as applicable. Subject to such consultation and giving due consideration to any comments provided by IPI, ALFASIGMA shall determine whether to initiate any recall, withdrawal or market notification of the Product. ALFASIGMA shall at all times utilize a batch tracing system which will enable the Parties to identify, on a prompt basis, customers who have been supplied with Product of any particular batch, and to recall such batch of Product from such customers as set forth in this Section 4.11. Any and all costs and expenses associated with implementing a recall, withdrawal or market notification with respect to the Product shall be borne by ALFASIGMA, except for any recall, withdrawal or market notification due to the Compound Manufactured by IPI, in which case IPI shall bear any and all such costs and expenses of such recall up to the price of the Compound. This limitation of costs and expenses borne by IPI shall not apply in the event of willful misconduct or gross negligence on the part of IPI (or its Affiliates or Third Party Manufacturer). In the event of any dispute between the Parties with respect to whose default the recall, withdrawal or market notification of the Product has happened, the Parties shall submit the dispute to an independent third party laboratory of recognized repute within the pharmaceutical industry agreed upon by the Parties, the appointment of which shall not be unreasonably withheld or delayed by either Party. The determination of such laboratory shall be in writing and, in the absence of fraud or manifest error, shall be final and binding upon the Parties for all purposes hereunder. The cost and expense of such independent third party laboratory, together with any documented cost directly borne by the other Party due to any third party laboratory’s requests, shall be paid by the Party resulting in error according to the determination of such third party laboratory and neither Party shall be liable or bound to any further refund or reimbursement of costs.

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ARTICLE V

Manufacture

5.1 Compound Supply. Subject to Section 2.6, IPI shall have the sole responsibility for and sole authority with respect to Manufacturing and supplying to ALFASIGMA all Compound for use as an active pharmaceutical ingredient in any Product to be Manufactured for use by ALFASIGMA, its Affiliates or its Sublicensees in accordance with this Agreement and the Law. IPI and ALFASIGMA will enter into a mutually acceptable customary supply agreement within one (1) year prior to ALFASIGMA requiring Compound to support its obligations under this Agreement in accordance with the terms set forth in this Article V regarding the Manufacture and supply of the Compound.

5.2 Compound Supply Terms for the Development of the Product. The Parties agree to the terms and conditions for the supply of the Compound by IPI to ALFASIGMA for use in the Development of the Product as set forth in Exhibit D.

5.3 Compound Supply Terms for the Commercialization of the Product. Subject to Section 5.1, prior to the First Commercial Sale the Parties will in good faith negotiate and finalize terms setting forth the obligations, procedures and timelines for the Manufacture and supply of the Compound for the Commercialization of the Product by IPI to ALFASIGMA at the Manufacturing Cost, which terms shall be appended to this Agreement in Exhibit F and constitute a part of this Agreement.

5.4 Product Manufacture. ALFASIGMA will Manufacture (or have Manufactured) the Product from the Compound for Development and/or Commercialization of the Product in the ALFASIGMA Territory.

5.5 Packaging and Labeling. ALFASIGMA shall be responsible (at its sole cost and expense) for all final labeling and packaging of the Product (whether in commercial or clinical packaging presentation), including insertion of materials such as patient inserts, patient medication guides, professional inserts and any other written, printed or graphic materials accompanying the Product in the ALFASIGMA Territory and considered to be part of the finished Product packaging and labeling, and handling, storage, quality control, quality assurance, testing and release (collectively, “Packaging and Labeling”). ALFASIGMA shall ensure that all such Packaging and Labeling complies with the Law and the Marketing Approvals for the Product in the ALFASIGMA Territory. To the extent that a Third Party is involved in Packaging and Labeling, ALFASIGMA shall be wholly responsible for, and bear one hundred percent (100%) of the costs related to, qualifying such Third Party to perform such activities.

5.6 Subcontracting. IPI may, with prior written consent of ALFASIGMA, subcontract the performance of any Manufacturing of the Compound conducted in accordance with this Agreement to any of its Affiliates or any Third Party; provided that (i) IPI shall remain responsible for the performance of such subcontracted activities in accordance with this Agreement, and (ii) the price of the Compound shall not be revised or adjusted upwards.

5.7 Compliance with Law. The Parties will, and will cause their Affiliates and Third Party subcontractors and (sub)licensees to, comply with the Law in the ALFASIGMA Territory in performing Manufacturing activities with respect to the Compound and Product for use in the Indication in the ALFASIGMA Territory.

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ARTICLE VI

Fees, Royalties, & Payments

6.1 Consideration. In consideration of the rights granted to ALFASIGMA hereunder, ALFASIGMA shall pay to IPI the following amounts, subject to the terms and conditions of this Agreement:

(a) Initial Payment. ALFASIGMA shall pay to IPI a one-time, non-refundable, non-creditable initial payment in the amount set forth on Exhibit I (“Initial Payment”) on the Effective Date;

(b) Milestone Payments. ALFASIGMA shall pay to IPI the following one-time, non-refundable, non-creditable milestone payments (each, a “Milestone Payment”), following the occurrence of certain milestone events as set forth below (each, a “Milestone Event”).

(i) Development Milestones

For the UP/UPS Indication:

(1) US$ 1 million, upon Commencement of the First Phase III Clinical Trial; and

(2) US$ 1 million, upon the first filing of the Marketing Approval application to the US Regulatory Authority (“FDA”) or the EU Regulatory Authority (“EMA”), as applicable, without any duplication;

(ii) Regulatory Milestones

For the UP/UPS Indication:

(1) US$ 3 million, upon obtainment of the Marketing Approval from FDA; and

(2) US$ 1 million, upon obtainment of the Marketing Approval from EMA.

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(iii) Sales Milestones

Milestone upon achievement of the following aggregate Net Sales	Payment
First achievement of US$ 100 million	US$ 3 million
First achievement of US$ 200 million	US$ 6 million
First achievement of US$ 300 million	US$ 9 million

ALFASIGMA shall notify IPI in writing of the occurrence of any applicable Milestone Event (each, a “Sales Milestone Notice”) within ten (10) Business Days after such occurrence.

(c) Royalties. During the Royalty Term, ALFASIGMA will pay IPI a royalty equal to 6% of the Net Sales, on a product-by-product, country-by-country basis, while and to the extent that the Compound or the Product is Covered by any IPI Patent (the “Royalty”, and together with the Initial Payment and the Milestone Payment, collectively, the “Consideration”), provided, however, that the Royalty shall be automatically, without action of any Party, reduced to 2% of the Net Sales if the Compound and/or the Product are not Covered by any IPI Patent or are otherwise Covered by a Joint Patent under Section 8.1(c).

(d) Royalty Reduction. Upon request of ALFASIGMA, the Parties acting in good faith shall negotiate a reduction of the Royalty rate set forth in Section 6.1(c), on a country-by-country and Product-by-Product basis, under general equitable standards, if following the entry into the market of any country of the ALFASIGMA Territory of a generic version of the Product by a Third Party (as determined by a reliable data source that is reasonably satisfactory to the Parties), the Product is no longer competitive in such market due to the then applicable Royalty rate. When negotiating a reduction to the applicable Royalty rate in accordance with this Section 6.1(d), the Parties shall use Commercially Reasonable Efforts to proportionately share equally the economic loss associated with any reduction in revenue, profitability, margins or similar financial metric, resulting from the entry of the generic version of the Product in the applicable country. For clarity, the term “generic version” is intended to refer to the entry of a true-generic version of the Product by a Third Party, and not merely a product competitive to the Product.

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ARTICLE VII

Payments, Records & Audits

7.1 Manner of Payment. (a) The Consideration payable by ALFASIGMA to IPI hereunder shall be made in U.S. Dollars by wire transfer of immediately available funds to such bank account as shall be designated in writing by IPI from time to time.

(b) The Initial Payment and any Milestone Payments to be made by ALFASIGMA under this Agreement shall be paid within ten (10) Business Days from the date of receipt of the invoice issued by IPI to ALFASIGMA.

(c) Any Royalty payment to be made by ALFASIGMA under this Agreement shall be calculated and reported by ALFASIGMA to IPI pursuant to Section 7.2, within thirty (30) days from the end of each Calendar Quarter, and shall be paid within forty five (45) days from the date of receipt of the invoice issued by IPI to ALFASIGMA.

7.2 Sales Reports. ALFASIGMA shall deliver to IPI within thirty (30) days from the end of each Calendar Quarter a Royalty report which will detail on a product-by-product basis: (a) Net Sales in the applicable Calendar Quarter, including an itemized calculation of any relevant Net Sales Deductions, provided, however, that if any accrued Net Sales Deductions are subsequently reduced or increased, and adjustments thereof will be accounted for in the Calendar Quarter following the Calendar Quarter in which any such reduction or increase occurs; and (b) a calculation of the amount of the Royalty payment due on such Net Sales during the applicable Calendar Quarter.

7.3 Financial Records. ALFASIGMA will maintain records as are reasonably required to determine, in accordance with this Agreement, Net Sales (including, for clarity, Net Sales of Affiliates and Sublicensees) and Royalties due under this Agreement. ALFASIGMA will maintain such records until the later of (a) three (3) years after the end of the period to which such records pertain, (b) the expiration of the applicable tax statute of limitations (or any extensions thereof), or (c) such longer period as may be required under the Law.

7.4 Currency Conversion; Remittance. All payments due hereunder shall be converted into U.S. Dollars using the average conversion rate for the relevant period as reported by Reuters Ltd (at http://reuters.com/finance/currencies/quote) on the last Business Day of the relevant period.

7.5 Late Payments. If any undisputed payment due to IPI pursuant to this Agreement is not made when due, the payment shall accrue interest from the date due until the actual date of payment at the rate of four percentage points above the U.S. Prime Rate (as published in The Wall Street Journal, Eastern Edition); provided that in no event shall such rate exceed the maximum legal annual interest rate. The payment of such interest shall not limit IPI from exercising any other rights it may have as a consequence of the lateness of any payment.

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7.6 Audits. IPI will have the right, at its own expense, to have a nationally recognized, independent, certified public accounting firm selected by it to review any such records of ALFASIGMA and its Affiliates (the “Audited Party”) in the location(s) where such records are maintained by the Audited Party upon reasonable written notice (which shall be no less than thirty (30) days’ prior written notice) and during regular business hours and under obligations of strict confidence, for the purpose of verifying the basis and accuracy of payments made under Sections 6.1 within the twenty-four (24) month period preceding the date of the request for review. The Parties agree that IPI shall not be granted the right to audit the Sublicensees, and ALFASIGMA will remain liable for the performance of the obligations of such Sublicensees pursuant to Section 2.2(c). An audit under this Section 7.6 shall not occur more than once in any Calendar Year; provided, that the foregoing limitation shall not limit IPI from conducting additional audits in the event that IPI should “have cause” to reasonably believe that this Agreement has been breached or that the initial audit was flawed on the basis of the materials provided to the auditors. Should such inspection lead to the discovery of a discrepancy to IPI’s detriment, ALFASIGMA will, within ten (10) Business Days after the conclusion of such inspection, pay any undisputed amount of the discrepancy together with interest at the rate set forth in Section 7.5. IPI will pay the full cost of the review unless the underpayment of amounts due to IPI is greater than five percent (5%) of the amount due for the entire period being examined, in which case ALFASIGMA will pay the reasonable cost of such review. Any undisputed overpayment of Royalties by ALFASIGMA revealed by an examination will be paid by IPI within ten (10) Business Days of the conclusion of such inspection. In no event will IPI be responsible for late payment of withholding taxes related thereto, and ALFASIGMA shall indemnify and hold IPI harmless for any such late payment of withholding taxes.

7.7 Tax Withholding. (a) All payments by ALFASIGMA under this Agreement shall be made without any deduction or withholding on account of any tax by ALFASIGMA unless such deduction or withholding is required by the Law to be assessed against IPI. If ALFASIGMA is so required to make any deduction or withholding from payments due to IPI under this Agreement, then ALFASIGMA shall (i) promptly notify IPI of such requirement, (ii) pay to the relevant authorities on the IPI’s behalf the full amount required by Law to be deducted or withheld promptly upon the earlier of determining that such deduction or withholding is required or receiving notice that such amount has been assessed against IPI, (iii) promptly forward to IPI an official receipt (or certified copy) or other documentation reasonably acceptable to IPI evidencing such payment to such authorities, and (iv) make such payment to IPI (1) reduced by the full amount on account of any such tax, and (2) with respect solely to the Initial Payment and the Milestone Payments, increased by an amount up to 8% on account of any such tax (the amount equal to any such increase, the “Withholding Tax Gross-Up”).

(b) The Parties will take all reasonable and lawful steps to minimize the amount of any tax payable under Section 7.7(a), and IPI (i) shall use Commercially Reasonable Efforts to enforce its rights under the Law to obtain a tax credit or refund arising from the payment by ALFASIGMA of any such tax on the IPI’s behalf, and (ii) after obtaining the benefit of the tax credit or refund, promptly reimburse to ALFASIGMA the corresponding amount of the Withholding Tax Gross-Up by wire transfer of immediately available funds.

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7.8 VAT. All payments due to IPI from ALFASIGMA pursuant to this Agreement shall be paid exclusive of any goods and services tax (“VAT”) required to be paid by ALFASIGMA to tax authorities in the ALFASIGMA Territory (which, if applicable, shall be payable by ALFASIGMA upon receipt of a valid VAT invoice). If ALFASIGMA is required to withhold and/or IPI is required to report any such tax, ALFASIGMA shall promptly provide IPI with applicable receipts evidencing payment of such tax and other documentation reasonably requested by IPI. For the avoidance of doubt, ALFASIGMA shall be responsible for all VAT or other taxes payable by it in respect of any payment under this Agreement.

7.9 No Offset. If any matter with respect to which ALFASIGMA or IPI, as the case may be, may be able to assert a claim is pending or unresolved at the time that any payment is due from the paying Party to the non-paying Party under this Agreement or otherwise, the paying Party shall have no right to offset, deduct, counterclaim or otherwise withhold from such payment any amount with respect to any such pending or unresolved claims, whether or not such claims arise out of or relate to this Agreement or any other matter.

ARTICLE VIII

Intellectual Property

8.1 Ownership of Know-How and Patent Rights. (a) If ALFASIGMA generates New IP, any such New IP shall belong exclusively to ALFASIGMA, pursuant to the terms and conditions of this Agreement.

(b) If IPI generates New IP regarding the Compound, any such New IP shall belong exclusively to IPI and will be part of the License granted to ALFASIGMA solely to the extent necessary for the Indication, pursuant to the terms and conditions of this Agreement.

(c) If IPI and ALFASIGMA generate Joint IP and/or Joint Patents related to the Compound and/or the Product in the Indication, the ownership of any such Joint IP and/or Joint Patents shall be equally shared by the Parties. Except as otherwise expressly set forth hereunder, neither Party shall license or otherwise Commercially exploit any Joint IP and/or Joint Patent anywhere in the world without the prior written consent of the other Party.

8.2 Prosecution and Maintenance. (a) IPI shall use Commercially Reasonable Efforts to prepare, file, prosecute and maintain, at its own cost and expense, the IPI Patents in the ALFASIGMA Territory. ALFASIGMA shall prepare, file, prosecute and maintain, at its own cost and expense, the ALFASIGMA Patents in the ALFASIGMA Territory. Parties shall keep each other reasonably informed of the status of such Patent Rights in the ALFASIGMA Territory. Without prejudice to the generality of the foregoing, in the event that IPI decides to abandon or discontinue the filing, prosecution or maintenance, in whole or in part, of any of the IPI Patents (including decisions relating to interference, opposition, revocation, reexamination and similar proceedings), it shall provide prompt written notice to ALFASIGMA. In such case ALFASIGMA may elect to continue the maintenance or prosecution of such IPI Patents at its cost and expense.

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(b) The Parties shall discuss in good faith, and thereupon implement, a mutually agreeable patent strategy with respect to the Joint Patents and/or the Joint IP that may be patentable related to the Compound and/or the Product in the Indication, and the following provisions shall: (i) with respect to the Joint Patents and the Joint IP for which the Parties agree that patent prosecution should be sought, the Parties shall cooperate in the preparation, filing and prosecution of patent applications (including provoking, instituting or defending interference, opposition, revocation, reexamination, derivation, and similar proceedings related to the Joint Patents), and shall discuss and agree in good faith on the content and form of relevant patent applications and any other relevant matters before such applications are made; (ii) each Party shall consider in good faith any comments from the other Party regarding steps to be taken to strengthen any Joint Patent; and (iii) all costs and expenses incurred to prosecute and maintain the Joint Patents (including as a result of provoking, instituting or defending interference, opposition, revocation, reexamination and similar proceedings related to the Joint Patents) shall be equally borne by the Parties.

8.3 Enforcement. Each Party will notify the other promptly in writing when any Infringement of any IPI or ALFASIGMA Patent or IPI or ALFASIGMA Know-How by a Third Party is uncovered or reasonably suspected in the ALFASIGMA Territory. Each Party shall have the obligation to use commercially reasonable efforts to enforce its own Patents and institute suit against any such Infringer or alleged Infringer and control and defend such suit in ALFASIGMA Territory. Parties shall reasonably cooperate in any such litigation, including by joining any such suit as a party if required under the Law. If a Party, using its commercially reasonable efforts determines not to enforce its own Patents and institute suit, as provided above, then the other Party shall have the right to do so.

8.4 Progress Reports. The Party initiating or defending any enforcement action described in Section 8.3 shall keep the other Party reasonably informed of the progress of any such enforcement action, and the other Party shall have the right to participate in such action with counsel of its own choice and at its sole expense. Each Party shall ensure full and complete support of the other Party wherever required.

8.5 Expenses; Recovery. Subject to Section 8.4, the Party initiating or defending any such enforcement action shall bear the costs and expenses of any enforcement action described in Section 8.3 and shall be entitled to any recovery resulting from any such enforcement action; provided, that if the recovery of ALFASIGMA includes the grant of sublicenses to any Third Party, then such Third Party shall thereafter be a Sublicensee for all purposes of this Agreement.

8.6 Defense. If either (a) the Product Developed, Manufactured or Commercialized by or under authority of ALFASIGMA becomes the subject of a Third Party’s claim or assertion of Infringement of a patent relating to the Development, Manufacture or Commercialization of the Compound or Product in the Indication in the ALFASIGMA Territory, or (b) a declaratory judgment action is brought naming either Party as a defendant and alleging invalidity of any of the IPI Patents, the Party first having notice of the claim or assertion shall promptly notify the other Party, and the Parties shall promptly confer to consider the claim or assertion and the appropriate course of action. Unless the Parties otherwise agree in writing, each Party shall have the right to defend itself against a suit that names it as a defendant (the “Defending Party”). The Defending Party shall be entitled to enter into any settlement of any claim described in this Section 8.6 in a manner that would not adversely affect the rights or interests of the other Party, without the prior written consent of such Party. In any event, the other Party shall reasonably assist the Defending Party and cooperate in any such litigation at the Defending Party’s reasonable request and expense.

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8.7 Patent Marking. ALFASIGMA will mark, and will cause its Affiliates and Sublicensees to mark, the Product with all IPI Patents in accordance with the Law, which marking obligation will continue for as long as required under the Law.

8.8 Patent Challenge. (a) For the avoidance of doubt, the provisions under Section 8.3, Section 8.4, Section 8.5 and Section 8.6 shall apply in respect of challenges by a Third Party of the validity or enforceability of the IPI Patents as though such challenge of the validity or enforceability of such IPI Patents constituted an Infringement of such IPI Patents.

(b) IPI will be permitted to terminate this Agreement upon written notice to ALFASIGMA, effective upon receipt, if ALFASIGMA or any of its Sublicensees or Affiliates, directly or indirectly, (i) initiate or request an interference or opposition proceeding with respect to, (ii) make, file or maintain any claim, demand, lawsuit or cause of action to challenge the validity or enforceability of, or (iii) oppose any extension of, or the grant of a supplementary protection certificate with respect to, any IPI Patent.

ARTICLE IX

Representations & Warranties & Certain Covenants

9.1 Mutual Representations and Warranties. Each of IPI and ALFASIGMA represents and warrants to the other that:

(a) it is duly organized and validly existing under the Law of the jurisdiction of its incorporation, and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

(b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the individual executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action; and

(c) this Agreement is legally binding upon it and enforceable in accordance with its terms, and execution, delivery and performance of this Agreement by it do not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any Law.

9.2 IPI Representations and Warranties. IPI represents and warrants to ALFASIGMA that as of the Effective Date:

(a) IPI is the sole owner or exclusive licensee of the entire right, title and interest in and to the IPI Patents and the IPI Know-How, free and clear of any liens, claims, encumbrances, restrictions and other legal or equitable claims of any kind or nature; a true and complete list of the IPI Patents as of the Effective Date is set forth in Exhibit A hereto

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(b) IPI has the right to grant to ALFASIGMA the rights and licenses set forth in this Agreement;

(c) except as set forth in Exhibit G, IPI has not entered into any agreement prior to the Effective Date that would require IPI to pay any royalties to a Third Party licensor pursuant as a result of the Development, Manufacturing and Commercialization of the Compound and/or the Product in the Indication by ALFASIGMA, its Affiliates or its Sublicensees under the IP owned and/or Controlled by IPI in the ALFASIGMA Territory.

(d) IPI, to its best knowledge, is not aware of any Infringement by a Third Party of any of the IPI Patents;

(e) as of the Effective Date, (i) the IPI Patents exist and are pending, and (ii) IPI has not received notification of any pending or written threatened claims, judgments or settlements asserted against IPI relating to the IPI Patents;

(f) as of the Effective Date, IPI has conducted all preclinical and clinical studies for the Compound and the Manufacturing of the Compound, in all material respects accordance with (i) all Laws, (ii) the published standards of any applicable Regulatory Authorities in the ALFASIGMA Territory, and (iii) the scientific standards applicable to the conduct of such studies and activities in the ALFASIGMA Territory, including current good laboratory practice and GCP. Neither IPI, nor any officer, employee or agent of IPI, has made an untrue statement of a material fact to any Regulatory Authority with respect to the Compound (whether in any submission to such Regulatory Authority or otherwise), nor knowingly failed to disclose a material fact required to be disclosed to any Regulatory Authority with respect to the Compound;

(g) To the best of its knowledge, IPI has not used in any capacity, in connection with its Development of the Compound, any Person who has been debarred pursuant to Section 306 of the FD&C Act (or similar Law outside of the U.S.), or who is the subject of a conviction described in such section to the knowledge of IPI.

9.3 ALFASIGMA Covenants. ALFASIGMA covenants to IPI that:

(a) it will conduct, and will cause its contractors to conduct, all preclinical and clinical studies for the Product and the manufacturing of the Product, in accordance with (i) all Laws, (ii) the published standards of any applicable Regulatory Authorities in the ALFASIGMA Territory, and (iii) the scientific standards applicable to the conduct of such studies and activities in the ALFASIGMA Territory, including current good laboratory practice and GCP. Neither ALFASIGMA, nor any officer, employee or agent of ALFASIGMA, will make an untrue statement of a material fact to any Regulatory Authority with respect to the Compound or the Product (whether in any submission to such Regulatory Authority or otherwise), nor knowingly fail to disclose a material fact required to be disclosed to any Regulatory Authority with respect to the Compound or Product;

(b) it shall not use in any capacity, in connection with its Development of the Product hereunder, any Person who has been debarred pursuant to Section 306 of the FD&C Act (or similar Law outside of the U.S.), or who is the subject of a conviction described in such section to the knowledge of ALFASIGMA, and ALFASIGMA shall inform IPI in writing immediately if it or any Person who is performing services for ALFASIGMA hereunder is debarred or is the subject of a conviction described in Section 306 (or similar Law outside of the U.S.), or if any action, suit, claim, investigation or legal administrative proceeding is pending or, to ALFASIGMA’s knowledge, is threatened, relating to the debarment of ALFASIGMA or any Person used in any capacity by ALFASIGMA in connection with its Development of the Product hereunder;

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(c) during the Term, ALFASIGMA shall not, and shall cause its Affiliates not to, directly or indirectly, develop, manufacture, market, promote, import, export, or sell, or assist any Third Party, directly, to develop, manufacture, market, promote, import, export, or sell in the ALFASIGMA Territory, any generic version of the Product without the prior written consent of IPI (collectively, “Competing Activities”); and

(d) in connection with the performance and exercise of its rights and obligations under this Agreement, it will comply with all Laws in the ALFASIGMA Territory and will also comply with USFCPA and all applicable Anti-Corruption Laws. Without limiting the foregoing, neither ALFASIGMA nor any of its directors, officers, employees or agents will, directly or indirectly, make, offer, promise, authorize, solicit or accept any unlawful payment, kickback, gift, rebate, or other thing of value to, from, or for the benefit of any Person to obtain or retain business for or with, or to direct business to, any Person.

9.4 IPI Covenants. IPI covenants to ALFASIGMA that:

(a) it shall at all times provide to ALFASIGMA all the Know-How owned or Controlled by and reasonably available to IPI as required under this Agreement. IPI shall provide reasonable assistance to ALFASIGMA in the process of technology transfer. IPI agrees that the technology transfer shall be completed within one (1) year or earlier from the Effective Date;

(b) subject to Section 2.6, it shall at all times supply the Compound to ALFASIGMA with timing as specified in Exhibit D and as per the supply terms agreed by the Party. In the event, there are some vendor problems faced by IPI for Compound, then IPI shall notify ALFASIGMA well in advance and allow ALFASIGMA to work together with IPI to find a replacement supplier, without prejudice to any right or remedy of ALFASIGMA under this Agreement or the Law; and

(c) during the Term, IPI shall not, and shall cause its Affiliates not to, directly or indirectly, or assist any Third Party, directly, to carry out any Competing Activities, under Section 9.3(c) which shall apply mutatis mutandis to IPI, without the prior written consent of ALFASIGMA.

9.5 Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE IX (REPRESENTATIONS AND WARRANTIES; COVENANTS), NEITHER IPI NOR ALFASIGMA MAKES ANY REPRESENTATIONS OR EXTEND ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, OR VALIDITY OF PATENT CLAIMS. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY (I) IPI THAT IPI WILL BE SUCCESSFUL IN OBTAINING ANY PATENT RIGHTS, OR THAT ANY PATENTS WILL ISSUE BASED ON A PENDING APPLICATION, AND (II) ALFASIGMA THAT ALFASIGMA WILL BE SUCCESSFUL IN COMPLETING THE DEVELOPMENT OF THE PRODUCT OR OBTAINING ANY REGULATORY APPROVAL.

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ARTICLE X

Confidentiality

10.1 Definition. “Confidential Information” means all Know-How and other information, materials and data, which the disclosing Party or any of its Affiliates has supplied or otherwise made available to the other Party or its Affiliates hereunder, whether made available orally, in writing or in electronic or other form, including information comprising or relating to concepts, discoveries, inventions, ideas, data, designs or formulae, and which either (a) based on all relevant circumstances, should reasonably be understood to be confidential and proprietary, or (b) is marked or identified as confidential or proprietary. For clarity, any information or materials made available by either Party to the other Party via the shared drive established by the Party shall constitute the Confidential Information of that Party.

10.2 Confidentiality Obligations. During the Term and for a period of five (5) years after termination of this Agreement (and indefinitely with respect to any Confidential Information that constitutes a trade secret), each Party agrees to keep in confidence and not to disclose to any Third Party, or use for any purpose, except pursuant to, and in order to carry out, the terms and objectives of this Agreement or as otherwise specifically permitted under this Agreement, any Confidential Information of the other Party. The terms of this Agreement will be considered Confidential Information of both Parties, subject to permitted disclosures as set forth in this Article X. The restrictions on the disclosure and use of Confidential Information set forth in this Article X will not apply to any Confidential Information that:

(a) was known by the receiving Party prior to disclosure by the disclosing Party hereunder (as evidenced by the receiving Party’s written records or other competent evidence);

(b) is or becomes part of the public domain through no fault of the receiving Party or its Affiliates or Sublicensees;

(c) is disclosed to the receiving Party by a Third Party having a legal right to make such disclosure without violating any confidentiality or non-use obligation that such Third Party has to the disclosing Party and provided such Third Party is not disclosing such information on behalf of the disclosing Party; or

(d) is independently developed by personnel of the receiving Party who did not have access to the Confidential Information (as evidenced by the receiving Party’s written records or other competent evidence).

In addition, if either Party is required to disclose Confidential Information of the other Party by regulation, the Law or legal process, including by the rules or regulations of the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States or of any stock exchange, such Party shall provide prior written notice and a copy of such intended disclosure to such other Party if possible under the circumstances, will consider in good faith the other Party’s comments, will disclose only such Confidential Information of such other Party as is required to be disclosed and will cooperate in the disclosing Party’s efforts to obtain a protective order or to limit the scope of the required disclosures. Notwithstanding anything in this Agreement to the contrary, either Party may disclose to bona fide potential or existing investors or lenders, potential acquirers/acquirees, and such Party’s consultants and advisors, the existence and terms of this Agreement to the extent necessary in connection with a proposed equity or debt financing of such Party, or a proposed acquisition or business combination or similar transaction, so long as such recipients are bound in writing to maintain the confidentiality of such information.

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10.3 Permitted Disclosures. Each Party agrees that it and its Affiliates will provide or permit access to Confidential Information received from the other Party and such Party’s Affiliates and representatives only to the receiving Party’s employees, agents, consultants, Affiliates, advisors, contractors, potential and existing Sublicensees and distributors, in each case who, in such Party’s reasonable judgment, have a need to know such Confidential Information to assist the receiving Party with the activities contemplated by this Agreement, and who are subject to obligations of confidentiality and non-use with respect to such Confidential Information at least as restrictive as the obligations of confidentiality and non-use of the receiving Party under this Article X. Each Party shall remain responsible for any failure by its Affiliates, and its and its Affiliates’ respective employees, agents, consultants, advisors, contractors, Sublicensees and distributors, to treat such Confidential Information as required under this Article X.

10.4 Return/Destruction of Materials. Upon expiration or early termination of this Agreement for any reason, each Party and its Affiliates and Sublicensees shall immediately return to the other Party or destroy all Confidential Information of the other Party and its Affiliates in such Party’s possession, except for one copy which may be retained in the recipient Party’s confidential files for archival purposes.

10.5 Publicity. The Parties agree not to (and to ensure that their respective Affiliates do not) issue any press releases or public announcements concerning this Agreement or the transactions contemplated hereby without the prior written consent of the other Party (which shall not be unreasonably withheld or delayed), except as required by the Law (including the rules and regulations of any stock exchange or trading market on which a Party’s (or its parent entity’s) securities are traded); provided, that the Party intending to disclose such information shall use reasonable efforts to provide the other Party with advance notice of such required disclosure, and an opportunity to review and comment on such proposed disclosure (which comments shall be considered in good faith by the disclosing Party). Notwithstanding the foregoing, a press release acceptable to and approved by both Parties will be issued upon signing of this Agreement. In addition, without prior submission to or approval of the other Party, either Party may issue press releases or public announcements which incorporate information concerning this Agreement which information was included in a press release or public disclosure which was previously disclosed under the terms of this Agreement or which contains only non-material factual information regarding this Agreement. Notwithstanding the above, IPI may issue an SEC filing and accompanying press release concerning this Agreement once fully executed with text to be approved at the time of signature of this Agreement by both parties.

10.6 Publication. (a) Prior to ALFASIGMA or its Affiliates publishing, publicly presenting and/or submitting for written or oral publication a manuscript, abstract or the like that refers to the Compound or Product or includes data resulting from ALFASIGMA’s Development of the Product under this Agreement, ALFASIGMA or its Affiliates shall provide IPI a copy thereof for its review at least thirty (30) days prior to the proposed date of the publication (unless such Party is required by law to publish such information sooner). ALFASIGMA shall consider in good faith any comments provided by IPI during such thirty (30) day period. With respect to publications submitted by or on behalf of a ALFASIGMA’s Sublicensees, or academic institutions and investigators cooperating with ALFASIGMA, its Affiliates or its Sublicensees in carrying out the Development of the Product, ALFASIGMA shall (a) provide IPI, from time to time, with a publication strategy plan and (b) a copy of said publications or material presentations intended to be given to a public international audience for IPI’s information reasonably within a thirty (30) days prior to the proposed date of the publication. IPI shall have the right to make comments and suggest changes to any such plan and/or publication during such thirty (30) day period, and ALFASIGMA shall consider in good faith any such comments and suggested changes.

(b) Prior to IPI or its Affiliates publishing, publicly presenting and/or submitting for material presentations, written or oral publication a manuscript, abstract or the like, with respect to the Compound (to the extent involving the Product) or Product, the provisions of Section 10.6(a) shall apply mutatis mutandis.

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10.7 Relationship to the Confidentiality Agreement. This Agreement supersedes that certain Confidentiality Agreement by and between the Parties dated May 7, 2019; provided, however, that all “Confidential Information” disclosed or received by the Parties thereunder will be deemed “Confidential Information” hereunder and will be subject to the terms and conditions of this Agreement.

ARTICLE XI

Term & Termination

11.1 Term. This Agreement shall commence as of the Effective Date and, unless sooner terminated in accordance with the terms hereof or by mutual written consent, shall continue on a Product-by-Product and country-by-country basis, until the expiration of the Royalty Term (the “Term”).

11.2 Termination by IPI for ALFASIGMA’s Material Breach. IPI will have the right to terminate this Agreement with immediate effect upon delivery of written notice to ALFASIGMA in the event of any ALFASIGMA Material Breach; provided, however, that such termination will not be effective if such Material Breach has been cured within sixty (60) days after written notice thereof is given by IPI to ALFASIGMA specifying the nature of the alleged breach.

11.3 Termination by ALFASIGMA for IPI’s Material Breach. ALFASIGMA will have the right to terminate this Agreement with immediate effect upon delivery of written notice to IPI in the event of any IPI Material Breach; provided, however, that such termination will not be effective if such Material Breach has been cured within sixty (60) days after written notice thereof is given by ALFASIGMA to IPI specifying the nature of the alleged Material Breach.

11.4 Termination by the Parties. (a) Either Party will have the right to terminate this Agreement with immediate effect upon delivery of written notice to the other Party in the event of breach of any material provision hereof; provided, however, that such termination will not be effective if such material breach has been cured within sixty (60) days after written notice thereof is given by the non-breaching Party to the breaching Party specifying the nature of the alleged material breach.

(b) Either Party may terminate this Agreement immediately, by providing a written notice to the other Party, if, at any time, any Insolvency Event occurs in relation to the other Party.

(c) Either Party may terminate this Agreement, on a Product-by-Product and country-by-country basis, by providing a written notice of thirty (30) days to the other Party, if, at any time, the Regulatory Authority in the ALFASIGMA Territory puts a permanent ban or prohibition on the manufacture, marketing or sale of the Product in the ALFASIGMA Territory or otherwise permanently removes the Product from the market, in each case pursuant to a an irrevocable and unappealable decision of such Regulatory Authority.

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11.5 Termination Without Cause by ALFASIGMA. ALFASIGMA may terminate all development activities and this Agreement without cause at any time by giving 60 days’ prior written notice to IPI; provided, however, that, (i) ALFASIGMA’s exercise of such termination will not result in any financial, indemnification or any other termination penalty or compensation owed to IPI as it relates to such termination, and (ii) ALFASIGMA will return and/or transfer to IPI all Background IP and/or the New IP generated by or on behalf of ALFASIGMA under this Agreement.

11.6 Effects of Termination due to ALFASIGMA’s Material Breach. Upon early termination of this Agreement by IPI under Section 11.2 or Section 11.4(a):

(a) ALFASIGMA will responsibly wind-down, in accordance with accepted pharmaceutical industry norms and ethical practices, any on-going clinical studies for which it has responsibility hereunder in which patient dosing has commenced or, if reasonably practicable and requested by IPI, ALFASIGMA shall, and shall cause its Affiliates and Sublicensees to, complete such trials, or if requested by IPI, transition such clinical studies to IPI. ALFASIGMA will be responsible for any costs associated with such wind-down.

(b) All sublicenses granted by ALFASIGMA pursuant to Section 2.2 will automatically terminate.

(c) All rights and licenses granted by IPI to ALFASIGMA in Article II will terminate, and ALFASIGMA and its Affiliates and Sublicensees will cease all use of IPI Know-How and IPI Patents. In such event ALFASIGMA shall have the right to sell the semi-finished and finished Products available in stock with ALFASIGMA as on that date of termination.

(d) All rights and licenses related to Product in the ALFASIGMA Territory shall immediately revert to IPI or to an Affiliate or Third Party designated by IPI (each, a “Designee”).

(e) All Marketing Approvals and other regulatory filings, documents and communications relating to the Product owned (in whole or in part) or otherwise controlled by ALFASIGMA or its Affiliates or Sublicensees (except Product Trademarks and Product Trade Dress of ALFASIGMA), as such items exist as of the effective date of such termination (including all related completed and ongoing clinical studies), will be assigned or transferred to IPI or its Designee, at ALFASIGMA’s expense, and ALFASIGMA will provide to IPI or its Designee one (1) copy of each of the foregoing and all documents contained in or referenced in any such items, together with the raw and summarized data for any clinical studies (and where reasonably available, electronic copies thereof). In the event of any failure to complete such assignment, ALFASIGMA hereby consents and grants to IPI the right to access and reference (without any further action required on the part of ALFASIGMA, whose authorization to file this consent with any Regulatory Authority is hereby granted) any of the foregoing items.

(f) ALFASIGMA hereby grants to IPI and its Affiliates, and IPI and its Affiliates will automatically have, a worldwide, perpetual and irrevocable, royalty-free and fully paid-up, non-exclusive license, with the right to grant sublicenses through multiple tiers, under Know-How and Patent Rights that are Controlled by ALFASIGMA or any of its Affiliates and their respective Sublicensees that are reasonably necessary or useful to Develop, Manufacture or Commercialize the Product (such license effective only as of and after the effective date of such termination).

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(g) ALFASIGMA agrees (and shall cause its Affiliates and Sublicensees to so agree) to fully cooperate with IPI and its Designee(s) as reasonably necessary or useful to facilitate a smooth, orderly and prompt transition of the Development and Commercialization of the Compound and/or the Product in the ALFASIGMA Territory to IPI and/or its Designee(s).

(h) ALFASIGMA shall transfer to IPI, without any consideration payable to ALFASIGMA or its Affiliates, ownership of ALFASIGMA Joint IP and Joint Patents related to the Compound and/or the Product.

11.7 Effects of Termination due to IPI Material Breach. Upon early termination of this Agreement by ALFASIGMA under Section 11.3 or Section 11.4(a):

(a) IPI shall, in accordance with ALFASIGMA instruction, (i) assign to ALFASIGMA, a right to order the Compound directly from the then existing Third Party Manufacturer of the Compound for use in the Indication in the ALFASIGMA Territory and (ii) deliver to ALFASIGMA one (1) electronic copy of any tangible embodiments of the technology to Manufacture the Compound without payment of any consideration to IPI. To be clear, this Section 11.7(a)(ii) will only apply in the case of an IPI Material Breach.

(b) All sublicenses granted by ALFASIGMA pursuant to Section 2.2 will survive the termination and continue in full force and effect.

(c) All rights and licenses granted by IPI to ALFASIGMA in Article II will survive the termination and continue in full force and effect.

(d) ALFASIGMA, its Affiliates and Sublicensees will retain and be entitled to continue to use the IPI Confidential Information, IPI Know-How, IPI Patents, and New IP owned and/or Controlled by IPI as related to the Compound and/or the Product specifically limited for use in the Indication.

(e) IPI shall transfer to ALFASIGMA, without any consideration payable to IPI or its Affiliates, the quota ownership of IPI of the Joint IP and Joint Patents related to the Compound and/or the Product.

(f) All Marketing Approvals and other regulatory filings, documents and communications relating to the Product owned (in whole or in part) or otherwise controlled by ALFASIGMA or its Affiliates or Sublicensees, as such items exist as of the effective date of such termination (including all related completed and ongoing clinical studies), shall continue to be owned by ALFASIGMA.

(g) ALFASIGMA shall continue to use and own the rights which ALFASIGMA possesses under Know-How and Patent Rights that are Controlled by ALFASIGMA or any of its Affiliates and their respective Sublicensees that are necessary or useful to Develop, Manufacture or Commercialize the Compound and /or the Product in the ALFASIGMA Territory.

(h) Any obligation of ALFASIGMA to pay any Consideration under this Agreement shall automatically terminate.

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11.8 Effects of Termination without cause by ALFASIGMA. Upon termination of this Agreement pursuant to Section 11.5 the provisions of Section 11.6 shall apply.

11.9 Survival. The following provisions will survive termination or expiration of this Agreement: Section 8.2(a), Section 10.2, Section 11.6, Section 11.7, Section 11.8, Article XII and Section 13.3. Termination or expiration of this Agreement will not relieve either Party of any liability or obligation which accrued hereunder prior to the effective date of such termination or expiration nor preclude either Party from pursuing all rights and remedies it may have hereunder or at Law or in equity with respect to any breach of this Agreement.

11.10 License Survival During Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by IPI to ALFASIGMA are, and shall otherwise be deemed to be, for purposes of Paragraph 365(n) of the United States Bankruptcy Code, licenses of rights to “intellectual property” as defined under Paragraph 101(35A) of the United States Bankruptcy Code. The Parties agree that, in the event of the commencement of a bankruptcy proceeding by or against IPI, including under the United States Bankruptcy Code, ALFASIGMA shall retain and may fully exercise all of its rights and elections under the United States Bankruptcy Code or any similar provision of law of any jurisdiction outside the United States, subject to performance by ALFASIGMA of its obligations under this Agreement. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against IPI, including under the United States Bankruptcy Code, ALFASIGMA shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, if not already in ALFASIGMA’s possession, and that such materials shall be promptly delivered to ALFASIGMA upon any such commencement of a bankruptcy proceeding upon written request therefor by ALFASIGMA.

ARTICLE XII

Indemnification

12.1 Indemnity.

(a) Indemnification by IPI. IPI agrees to defend, indemnify and hold ALFASIGMA, its Affiliates, its Sublicensees and their respective directors, officers, employees and agents (the “ALFASIGMA Indemnified Parties”) harmless from and against any claims, losses, costs, damages, fees or expenses (including reasonable legal fees and expenses) (collectively, “Losses”) resulting from any Third Party claim (including product or Compound liability claims or claims related to the technology transferred) arising out of or resulting from (i) the negligence or willful misconduct of IPI, or its Affiliates, or the Third Party Manufacturer in connection with the performance of its obligations hereunder, (ii) the IPI Material Breach, (iii) the breach by IPI of its representations and warranties set forth in this Agreement, or (iv) death or personal injury due to Compound Manufactured by IPI, or its Affiliates, or the Third Party Manufacturer; except, in each case, to the extent such Losses result from the circumstances described in clause (i), (ii) or (iii) of Section 12.1(b). In the event of any such claim against the ALFASIGMA Indemnified Parties by a Third Party, ALFASIGMA shall promptly notify IPI in writing of the claim (provided, however, that any failure or delay to notify shall not excuse any obligations of IPI except to the extent IPI is actually prejudiced thereby) and IPI shall in consultation with ALFASIGMA, manage and control, at its sole expense, the defense of the claim and its settlement; provided, however, that IPI shall not settle any such claim without the prior written consent of ALFASIGMA if such settlement does not include a complete release from liability of the ALFASIGMA Indemnified Parties or if such settlement would involve the undertaking of any obligation by any ALFASIGMA Indemnified Party, would bind or impair any ALFASIGMA Indemnified Party, or includes any admission of wrongdoing by any ALFASIGMA Indemnified Party. The ALFASIGMA Indemnified Parties shall cooperate with IPI and may, at their sole option and expense, be represented in any such action or proceeding by counsel of their own choosing.

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(b) Indemnification by ALFASIGMA. ALFASIGMA agrees to defend, indemnify and hold IPI and its Affiliates and their respective directors, officers, employees and agents (the “IPI Indemnified Parties”) harmless from and against any Losses resulting from any Third Party claim (including product liability claims) arising out of or resulting from (i) the negligence or willful misconduct of ALFASIGMA, its Affiliates, or Sublicensees, in connection with the performance of its obligations hereunder, (ii) the ALFASIGMA Material Breach, or (iii) the breach by ALFASIGMA of its representations and warranties set forth in this Agreement; except, in each case, to the extent such Losses result from the circumstances described in clause (i), (ii), (iii) or (iv) of Section 12.1(a). In the event of any such claim against the IPI Indemnified Parties by a Third Party, IPI shall promptly notify ALFASIGMA in writing of the claim (provided, however, that any failure or delay to notify shall not excuse any obligation of ALFASIGMA except to the extent ALFASIGMA is actually prejudiced thereby) and ALFASIGMA shall solely manage and control, at its sole expense, the defense of the claim and its settlement; provided, however, that ALFASIGMA shall not settle any such claim without the prior written consent of IPI if such settlement does not include a complete release from liability of the IPI Indemnified Parties or if such settlement would involve the undertaking of any obligation by any IPI Indemnified Party, would bind or impair a IPI Indemnified Party, or includes any admission of wrongdoing by any IPI Indemnified Party. The IPI Indemnified Parties shall cooperate with ALFASIGMA and may, at their sole option and expense, be represented in any such action or proceeding by counsel of their own choosing.

12.2 Limitation of Damages. IN NO EVENT SHALL EITHER PARTY BE LIABLE HEREUNDER TO THE OTHER PARTY FOR ANY PUNITIVE, RELIANCE, INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST REVENUE, LOST PROFITS, OR LOST SAVINGS) HOWEVER CAUSED AND UNDER ANY THEORY, EVEN IF IT HAS NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. THE LIMITATIONS SET FORTH IN THIS SECTION 12.2 SHALL NOT APPLY WITH RESPECT TO (A) ANY BREACH OF ARTICLE X OR (B) THE WILLFUL MISCONDUCT OR GROSS NEGLIGENCE OF A PARTY. NOTHING IN THIS SECTION 12.2 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF A PARTY UNDER THIS ARTICLE XII WITH RESPECT TO ANY DAMAGES OR SETTLEMENT PAYMENTS PAID TO A THIRD PARTY IN CONNECTION WITH A THIRD-PARTY CLAIM.

12.3 Insurance. At such time as ALFASIGMA or any of its Affiliates or Sublicensees begins to Commercialize Product, ALFASIGMA shall, at its own expense, procure and maintain clinical trial, product liability and general comprehensive liability insurance in the amount of $5,000,000 per occurrence and $5,000,000 annual aggregate. Insurers will waive all rights of subrogation against IPI. Upon IPI’s request, ALFASIGMA will promptly provide for itself and its Affiliates and Sublicensees copies of certificates of insurance evidencing such coverages. ALFASIGMA shall notify IPI not less than twenty-five (25) Business Days in advance of any material change or cancellation of any policy. If any insurance is on a claims-made basis, ALFASIGMA will maintain such insurance for a period of not less than the expiry date of the last Product Manufactured for Commercialization in the ALFASIGMA Territory.

ARTICLE XIII

General Provisions

13.1 Entire Agreement; Amendment. This Agreement and all Exhibits attached to this Agreement constitute the entire agreement between the Parties as to the subject matter hereof. All prior and contemporaneous negotiations, representations, warranties, agreements, statements, promises and understandings with respect to the subject matter of this Agreement are hereby superseded and merged into, extinguished by and completely expressed by this Agreement. None of the Parties shall be bound by or charged with any written or oral agreements, representations, warranties, statements, promises or understandings not specifically set forth in this Agreement. No amendment, supplement or other modification to any provision of this Agreement shall be binding unless in writing and signed by all Parties.

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13.2 Independent Contractors. The relationship between IPI and ALFASIGMA created by this Agreement is solely that of independent contractors. This Agreement does not create any agency, distributorship, employee-employer, partnership, joint venture or similar business relationship between the Parties. Neither Party is a legal representative of the other Party, and neither Party shall have the right to assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever.

13.3 Governing law; Jurisdiction. This Agreement shall be construed and enforced in accordance with the laws of Switzerland without regard to the conflicts of law provisions thereof. All disputes arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one arbitrator appointed in accordance with the said Rules. The arbitration shall be in Zurich, Switzerland. Any proceeding brought by either Party under this Agreement shall be exclusively conducted in the English language.

13.4 Notice. All notices or communications required or permitted to be given by either Party hereunder shall be deemed sufficiently given if mailed by registered mail or certified mail, return receipt requested, or sent by overnight courier, such as Federal Express, to the other Party at its respective address set forth below or to such other address as notified by the other Party from time to time pursuant to this Section 13.4. Mailed notices shall be deemed to be received on the third Business Day following the date of mailing. Notices sent by overnight courier shall be deemed received the following Business Day.

If to ALFA If to ALFASIGMA:

Alfasigma S.p.A.

Via Ragazzi del ’99, 5, 40133 Bologna, Italy

Attn: Michele Cera, Corporate General Counsel

If to IPI: If to IPI:

Innovation Pharmaceuticals Inc.

100 Cummings Center, Suite 151-B, Beverly MA 01915, USA

Attn: Leo Ehrlich, CEO

With a copy (which shall not constitute notice) to:

Attn: Arthur P. Bertolino, MD, PhD MBA, President and Chief Medical Officer

13.5 Compliance with Law; Severability. Nothing in this Agreement shall be construed to require the commission of any act contrary to the Law. If any one or more provisions of this Agreement is held to be invalid, illegal or unenforceable, the affected provisions of this Agreement shall be curtailed and limited only to the extent necessary to bring it within the applicable legal requirements and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

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13.6 Assignment. Neither this Agreement nor any of the rights or obligations created herein, may be assigned by either Party, in whole or in part, without the prior written consent of the other Party, except that either Party shall be free to assign this Agreement as a whole without consent in connection with any merger or sale of such Party or sale of all or substantially all of the assets of such Party. This Agreement shall bind and inure to the benefit of the successors and permitted assigns of the Parties hereto. Any assignment of this Agreement in contravention of this Section 13.6 shall be null and void.

13.7 Force Majeure. No Party shall be liable for any failure to perform, or be considered in breach of, its obligations under this Agreement (other than obligations to make payments of money) to the extent such performance has been delayed, interfered with or prevented by an event of Force Majeure, and the obligations of such Party under this Agreement (other than obligations to make payments of money) whose performance is affected by Force Majeure shall be suspended for so long as its performance remains affected by the event of Force Majeure. Any Party that experiences an event of Force Majeure shall provide prompt notice of such event to the other Party, including an estimate of the likely period of time during which its performance will be affected, and shall use all reasonable efforts to remove the condition constituting Force Majeure. In the event of a prolonged condition of Force Majeure that makes it unreasonable to continue to perform other activities then being performed by the Parties and their Affiliates pursuant to this Agreement, the Parties shall consult with one another and may, if so agreed by the Parties, appropriately scale back their respective activities in order to avoid waste or inappropriate usage of resources under the circumstances. If the event or condition of Force Majeure continues to exist for more than 90 days, then the Party not affected by the event or condition of Force Majeure shall have the right to terminate this Agreement upon 60 days written notice, and such termination shall be effective on the 60th day thereafter if such event or condition of Force Majeure continues to exist at that time.

13.8 Cumulative Remedies. Unless as otherwise expressly set forth hereunder, no remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under the Law.

13.9 Ambiguities; No Presumption. Each of the Parties acknowledges and agrees that this Agreement has been diligently reviewed by and negotiated by and between them, that in such negotiations each of them has been represented by competent counsel and that the final agreement contained herein, including the language whereby it has been expressed, represents the joint efforts of the Parties hereto and their counsel. Accordingly, in interpreting this Agreement or any provision hereof, no presumption shall apply against any Party hereto as being responsible for the wording or drafting of this Agreement or any such provision, and ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

13.10 No Third Party Beneficiaries. No person or entity other than ALFASIGMA, IPI and their respective Affiliates, successors and permitted assignees hereunder, shall be deemed an intended beneficiary hereunder or have any right to enforce any obligation of this Agreement.

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13.11 Waivers. A Party’s consent to or waiver, express or implied, of the other Party’s breach of its obligations hereunder shall not be deemed to be or construed as a consent to or waiver of any other breach of the same or any other obligations of such breaching Party. A Party’s failure to declare the other Party in default, to insist upon the strict performance of any obligation or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof, no matter how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder, of any such breach, or of any other obligation or condition. A Party’s consent in any one instance shall not limit or waive the necessity to obtain such Party’s consent in any future instance and in any event no consent or waiver shall be effective for any purpose hereunder unless such consent or waiver is in writing and signed by the Party granting such consent or waiver.

13.12 Further Assurance. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

13.13 Headings; Exhibits. Article and Section headings used herein are for convenient reference only, and are not a part of this Agreement. All Exhibits are incorporated herein by this reference.

13.14 Interpretation. The terms “hereof”, “herein” and “hereunder” and terms of similar import will refer to this Agreement as a whole and not to any particular provision hereof. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). The term “including” as used herein shall mean including, without limiting the generality of any description preceding such term. The language in all parts of this Agreement shall be deemed to be the language mutually chosen by the Parties. The Parties and their counsel have cooperated in the drafting and preparation of this Agreement, and this Agreement therefore shall not be construed against any Party by virtue of its role as the drafter thereof.

13.15 Counterparts. This Agreement may be executed in one or more counterparts, each of which when taken together shall constitute one and the same agreement, and may be executed through the use of facsimiles or .pdf documents.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

INNOVATION PHARMACEUTICALS INC.		ALFASIGMA S.P.A.

By:	/s/ Arthur P. Bertolino	By:	/s/ Pier Vincenzo Colli
Name:	Arthur P. Bertolino	Name:	Pier Vincenzo Colli
Title:	President and CMO	Title:	Chief Executive Officer

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